Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

ADCARE HOLDING TRUST,

ADCARE, INC.,

AAC HOLDINGS, INC.

and

AAC HEALTHCARE NETWORK, INC.

Dated as of September 13, 2017

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND BUYER	28

5.01.	Organization and Corporate Power	28
5.02.	Authorization; Valid and Binding Agreement	28
5.03.	Noncontravention	28
5.04.	Consents, etc.	29
5.05.	Litigation	29
5.06.	Brokerage	29
5.07.	Investment Representation	29
5.08.	Solvency	29
5.09.	Investigation	30
5.10.	SEC Reports; Financial Statements; Internal Controls; No Undisclosed Liabilities	30
5.11.	Status of AAC Common Stock to be Issued	31
5.12.	Capitalization	31
5.13.	Compliance with Laws	31

ARTICLE 6.	PRE-CLOSING COVENANTS	32

6.01.	Conduct of the Business	32
6.02.	Access to Books and Records	32
6.03.	Real Property and Environmental Investigations	33
6.04.	FIRPTA Certificate	33
6.05.	Exclusive Dealing	33
6.06.	Notification of Developments	33
6.07.	Financing Assistance	34
6.08.	Financing	34
6.09.	Financing Source Arrangements	35
6.10.	Current Evidence of Title	36

ARTICLE 7.	ADDITIONAL COVENANTS	38

7.01.	Access to Books and Records	38
7.02.	Notification of Developments	39
7.03.	Director and Officer Liability and Indemnification	39
7.04.	Regulatory Filings	39
7.05.	Contact with Clients and Suppliers	41
7.06.	Assistance with SEC Filings	41
7.07.	Additional Financial Information	42
7.08.	Rule 144; No Integration	42
7.09.	Plans	42

ARTICLE 8.	TERMINATION	42

8.01.	Termination	42
8.02.	Effect of Termination	43

ARTICLE 9.	ADDITIONAL COVENANTS AND AGREEMENTS	44

9.01.	Survival	44
9.02.	Indemnification of Buyer	44
9.03.	Indemnification of Seller	46
9.04.	Expiration of Claims	47
9.05.	Inter-Party Claims	47
9.06.	Third Party Claims	48
9.07.	Mitigation	48

9.08.	Determination of Loss Amount	49
9.09.	Tax Matters	49
9.10.	Further Assurances	52

ARTICLE 10.	DEFINITIONS	52

10.01.	Definitions	52
10.02.	Other Definitional Provisions	63

ARTICLE 11.	MISCELLANEOUS	63

11.01.	Press Releases and Communications	63
11.02.	Expenses	64
11.03.	Prevailing Party	64
11.04.	Knowledge Defined	64
11.05.	Notices	64
11.06.	Assignment	66
11.07.	Severability	66
11.08.	No Strict Construction	66
11.09.	Amendment and Waiver	66
11.10.	Complete Agreement	66
11.11.	Counterparts	66
11.12.	Governing Law	67
11.13.	Consent to Jurisdiction and Service of Process	67
11.14.	Waiver of Jury Trial	67
11.15.	No Third Party Beneficiaries	67
11.16.	Representation of the Seller and its Affiliates	67
11.17.	Conflict Between Transaction Documents	68
11.18.	Specific Performance	68

Seller Disclosure Schedules

Accounts Receivable Schedule
Affiliated Transactions Schedule
Authorization Schedule
Brokerage Schedule
Capitalization Schedule
Conduct of Business Schedule
Contracts Schedule
Developments Schedule
Employee Benefits Schedule
Employment and Labor Matters Schedule
Environmental Schedule
Financial Statements Schedule
Governmental Program Schedule
Health Care Matters Schedule
Insurance Schedule
Intellectual Property Schedule
Internal Controls Schedule
Legal Compliance Schedule
Legal Proceedings Schedule
Liens Schedule
Medicare and Medicaid Cost Reports Schedule

Permits Schedule
Real Property Schedule
Subsidiary Schedule

Buyer Disclosure Schedules

Buyer Authorization Schedule
Buyer Capitalization Schedule
Buyer Legal Compliance Schedule
Buyer Litigation Schedule
Buyer Noncontravention Schedule

Other Schedules

Schedule 7.04(a)
AEBITDA Schedule
Indebtedness Pay-Off Schedule
Permitted Liens Schedule
Required Governmental Consents Schedule
Required Third Party Consents Schedule

Exhibits

Exhibit A – Form of Note
Exhibit B – Form of Escrow Agreement
Exhibit C – Form of Release
Exhibit D – Form of Restrictive Covenant Agreement

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of September 13, 2017, by and among AAC Holdings, Inc., a Nevada corporation (“Holdings”), AAC Healthcare Network, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Buyer”), AdCare Holding Trust, a Massachusetts Business Trust (“Seller”), and AdCare, Inc., a Massachusetts corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10 below.

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Company consisting of 6,001 shares of common stock of the Company, no par value per share (the “Securities”); and

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Securities owned by Seller.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF SECURITIES

1.01. Purchase and Sale of Securities; Deposit.

(a) In consideration of the aggregate consideration for the Securities of $85,000,000 (the “Total Enterprise Value”), subject to adjustment in accordance with Section 1.02, and upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of Seller’s rights, title and interest in and to the Securities, free and clear of all Liens. The Total Enterprise Value shall be payable by Buyer as follows: (i) the payment in cash to Seller of the Estimated Aggregate Closing Cash Consideration, subject to adjustment as set forth in this Agreement; (ii) delivery to the Seller (or its designees) of the number of unregistered shares of AAC Common Stock equal to Five Million Dollars ($5,000,000), divided by the average closing price per share of AAC Common Stock on the New York Stock Exchange (the “NYSE”) during the ten (10) trading day period ending three (3) Business Days prior to the Closing Date, all of which shall become Escrowed Shares pursuant to Section 1.04(a) below (the “Closing Stock Consideration”), subject to adjustment as set forth in this Agreement; and (iii) the delivery of a promissory note issued by Holdings to Seller in the principal amount of Ten Million Dollars ($10,000,000), in the form attached hereto as Exhibit A (the “Note”), subject to adjustment as set forth in this Agreement. Any payment of the Estimated Aggregate Closing Cash Consideration will be made by wire transfer of immediately available funds on the Closing Date in the amounts and to the accounts specified by Seller to Buyer at least two (2) Business Days prior to the Closing. The payment of the Closing Stock Consideration will be made by the issuance to the Escrow Agent of such number of shares of AAC Common Stock constituting the Closing Stock Consideration, as evidenced by delivery of confirmation of book entry shares representing such shares of AAC Common Stock.

(b) By no later than one (1) Business Day after the date hereof, Buyer and Holdings will pay to Seller, by wire transfer of immediately available funds, One Million Dollars ($1,000,000) (the “Deposit”). If the transaction described in this Agreement is consummated, the Deposit will be applied against the Aggregate Closing Cash Consideration pursuant to Section 1.02 below. If this Agreement is terminated prior to Closing pursuant to Sections 8.01(a), 8.01(c), 8.01(d), 8.01(e), 8.01(f) or 8.01(g), Seller shall retain the Deposit. If this Agreement is terminated for any other reason, the Deposit shall be refunded to Buyer, by wire transfer of immediately available funds.

1.02. Calculation of Closing; Return of Minimum Cash Balance; Final Consideration; Earnout.

(a) For purposes of this Agreement, the “Aggregate Closing Cash Consideration” means an amount equal to:

(i) Seventy Million Dollars ($70,000,000) (the “Cash Portion”);

(ii) minus the Deposit;

(iii) plus the total amount of Cash on Hand in excess of the Minimum Cash Balance;

(iv) minus the outstanding amount of Indebtedness as of the Closing;

(v) minus the unpaid Seller Transaction Expenses;

(vi) plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target;

(vii) minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target; and

(viii) minus the Working Capital Escrow Amount.

(b) At least two (2) Business Days prior to the Closing Date, Seller will deliver to Buyer its good faith estimate of the Aggregate Closing Cash Consideration (the “Estimated Aggregate Closing Cash Consideration”) and a statement of Closing AEBITDA, calculated and prepared in accordance with the AEBITDA Schedule. The Total Enterprise Value shall be decreased, if applicable, by the amount by which the Closing AEBITDA is less than the Target AEBITDA (multiplied by $8.50 for each dollar of AEBITDA that is less than the Target AEBITDA) in accordance with Section 1.02(a) above and the AEBITDA Schedule.

(c) As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer will return to Seller, by wire transfer of immediately available funds, the Minimum Cash Balance. The parties acknowledge and agree that the Minimum Cash Balance is estimated in Section 2.02(f) below. The parties further agree that the full amount of the Minimum Cash Balance will be returned to Seller.

(d) As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer will deliver to Seller (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing; and (ii) its calculation of the Aggregate Closing Cash Consideration (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Seller Transaction Expenses, Net Working Capital, AEBITDA and the accounting principles and practices referred to herein. The Closing Statement will entirely disregard (x) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby; and (y) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.

(e) Buyer will, and will cause the Company to, (i) assist Seller in the review of the Closing Statement as reasonably necessary and provide Seller and its Representatives and agents with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company and its Subsidiaries for purposes of their review of the Closing Statement; and (ii) cooperate with Seller and its Representatives and agents in connection with such review, including providing within a reasonable time all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by Seller or its Representatives and agents. If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Seller objects (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement, the Closing Statement (and the calculation of the Aggregate Closing Cash Consideration as set forth therein) as prepared by Buyer will be final, binding and non-appealable by the parties; provided that, in the event Buyer, the Company or any of its Subsidiaries does not provide papers or documents reasonably requested by Seller or any of its Representatives or agents within five (5) Business Days of request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period will be extended by one (1) day for each additional day reasonably required for Buyer, the Company or any of its Subsidiaries to fully respond to such request. Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions will (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, Seller and Buyer will submit any unresolved Disputed Items to an independent national accounting firm mutually selected by Buyer and Seller, or, if Buyer and Seller are unable to agree upon an independent national accounting firm, each shall select an independent national accounting firm and those two firms shall select a third independent national accounting firm (the independent national accounting firm so agreed upon or selected, the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party will submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to Seller, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm within ten (10) days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. The Accounting Firm shall resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Accounting Firm receives the Closing Statements submitted on behalf of Seller and Buyer. The Accounting Firm shall (x) consider only the Disputed Items and (y) select with respect to each Disputed Item an amount between or equal to the position of Seller, on the one hand, and Buyer, on the other hand. The Accounting Firm’s determination will be based solely on the definitions of Cash on Hand, Indebtedness, Seller Transaction Expenses, AEBITDA and Net Working Capital contained herein and the accounting principles and practices referred to therein. The resolution of the dispute by the Accounting Firm shall be in the form of a final Closing Statement which shall include a final calculation of the Aggregate Closing Cash Consideration which shall be final, binding and non-appealable (in a court filing or otherwise) on the Parties hereto. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. Buyer, on the one hand, and the Seller, on the other hand, will be responsible for the fees and expenses of the Accounting

Firm in inverse proportion as it may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such auditor is rendered on the merits of the matters submitted.

(f) If the Aggregate Closing Cash Consideration as finally determined pursuant to Section 1.02(e) (the “Final Aggregate Closing Cash Consideration”) is greater than the Estimated Aggregate Closing Cash Consideration, then, within five (5) Business Days after the determination of the Final Aggregate Closing Cash Consideration, Buyer will pay to Seller an amount equal to such excess, by wire transfer of immediately available funds (to the accounts instructed by Seller).

(g) If the Final Aggregate Closing Cash Consideration is less than the Estimated Aggregate Closing Cash Consideration, then, within five (5) Business Days after the determination of the Final Aggregate Closing Cash Consideration, Buyer and Seller will jointly instruct the Escrow Agent to pay to Buyer, by wire transfer of immediately available funds, an amount equal to such shortfall from the Working Capital Escrow Amount, and, if the Working Capital Escrow Amount is not sufficient to cover such shortfall, any excess amount needed to cover the shortfall shall be offset against the principal amount of the Note.

(h) In the event that the Total Enterprise Value, following the Total Enterprise Value Adjustment, as set forth in the AEBITDA Schedule, is less than Eighty Five Million Dollars ($85,000,000), Seller shall be entitled to the AEBITDA Earnout Payment, if earned, set forth in the AEBITDA Schedule.

(i) All payments required pursuant to Sections 1.02(f), 1.02(g) and, if applicable, 1.02(h), will be treated for Tax purposes as adjustments to the aggregate purchase price paid by Buyer pursuant to this Agreement.

1.03. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, on the first day of the month after the month in which all of the conditions set forth in Article 2 of this Agreement are satisfied or waived; provided, that the Closing shall take place no sooner than the third (3rd) Business Day following satisfaction or waiver of such conditions, or on such other date as is mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date.

1.04. Escrow.

(a) At the Closing, Buyer shall deposit all of the Closing Stock Consideration (the “Escrowed Shares”) into an escrow account (“Escrow Account”) to be established by Buyer with Blackmore Escrow, Inc. (the “Escrow Agent”), to be held by the Escrow Agent for a period of eighteen (18) months after the Closing Date, pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit B.

(b) At the Closing, Buyer shall deposit Five Hundred Thousand Dollars ($500,000) in cash (the “Working Capital Escrow Amount”) into a working capital escrow account to be held by the Escrow Agent, pursuant to the terms of the Escrow Agreement.

1.05. Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Company, their respective Affiliates and Seller is entitled to deduct and withhold or cause to be deducted and withheld from any amounts payable pursuant to this Agreement, such amounts as Buyer, the Company or any of their respective Affiliates or Seller reasonably determines is required to be deducted and withheld with respect to the making of any such payment under the Code or the Treasury Regulations promulgated thereunder or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted, withheld and paid over to the appropriate Taxing Authority, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent Buyer, the Company, any of their respective Affiliates or Seller deducts and withholds or causes to be deducted and withheld any such amounts payable pursuant to this Agreement, Buyer, the Company, any such Affiliate or Seller, as the case may be, shall remit (or cause to be remitted) to the appropriate Taxing Authority all such amounts deducted and withheld or caused to be deducted and withheld.

ARTICLE 2.

CONDITIONS TO CLOSING

2.01. Conditions to All Parties’ Obligations. The obligations of Seller, Holdings and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(b) No Action or proceeding before any court or Governmental Body will be pending wherein an unfavorable Order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(c) This Agreement will not have been terminated in accordance with Section 8.01; and

(d) All governmental consents that are required to be obtained on or before the consummation of the transactions contemplated hereby and set forth on the attached Required Governmental Consents Schedule shall have been obtained.

2.02. Conditions to Holdings’ and Buyer’s Obligations. The obligation of Holdings and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions as of the Closing Date, any of which may be waived by Holdings and Buyer in their sole discretion:

(a) Each of the representations and warranties of Seller and the Company contained in Articles 3 and 4, respectively, (i) that is qualified as to or by materiality or Material Adverse Effect or is a Fundamental Representation will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and (ii) that is not qualified as to or by materiality or Material Adverse Effect and is not a Fundamental Representation will be true and correct in all material respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(b) The Company and Seller will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by them at or prior to the Closing;

(c) Seller will have delivered to Holdings and Buyer, as applicable, each of the following:

(i) stock certificate(s) representing the Securities, in each case accompanied by duly executed stock powers or an affidavit of lost certificate evidencing the Securities;

(ii) a certificate of an authorized officer of Seller dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above as they relate to Seller have been satisfied;

(iii) a copy of the Declaration of Trust of Seller (certified by the Secretary of the Commonwealth of Massachusetts) and a certificate of good standing from the Commonwealth of Massachusetts, each dated within five (5) Business Days prior to the Closing Date;

(iv) a certificate of the Clerk of Seller certifying, as complete and accurate as of the Closing, attached copies of the bylaws of Seller and certifying and attaching resolutions or written consent duly adopted by Seller’s trustees and Seller’s shareholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(v) a copy of the Escrow Agreement, duly executed by the Escrow Agent and Seller;

(vi) releases substantially in the form attached hereto as Exhibit C (collectively, the “Releases”), executed by Seller and each of the officers and directors of the Company; and

(vii) restrictive covenant agreements in the form attached hereto as Exhibit D (collectively, the “Restrictive Covenant Agreements”), executed by each of David W. Hillis, David W. Hillis, Jr., Jeffrey W. Hillis, Christine Judycki-Crepeault and Patrice M. Muchowski.

(d) The Company will have delivered to Holdings and Buyer, as applicable, each of the following:

(i) a certificate of an authorized officer of the Company dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above as they relate to the Company have been satisfied;

(ii) payoff letters and lien release documentation (it being understood that such documentation will not be filed until at or promptly following the Closing) in a form reasonably satisfactory to Buyer, with respect to the payoff amounts of all Indebtedness of the Company, including the Indebtedness identified on the attached Indebtedness Pay-Off Schedule;

(iii) all third party consents that are required for the consummation of the transactions contemplated hereby and set forth on the attached Required Third Party Consents Schedule;

(iv) copies of the Articles of Organization (or similar organizational documents) of the Company and its Subsidiaries (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and certificates of good standing from the applicable jurisdiction of incorporation or formation and each other jurisdiction in which the Company is qualified to do business, each dated within five (5) Business Days prior to the Closing Date;

(v) a certificate of the Clerk of the Company certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Company and certifying and attaching resolutions or written consents duly adopted by the Company’s board of directors and Company’s sole shareholder authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(vi) resignations, effective as of the Closing Date, of each of the members of the board of directors (or other governing body of such entity) and officers of the Company and its Subsidiaries, executed by such individuals.

(e) Buyer, if Buyer shall have elected to obtain title insurance policies relating to the Specified Owned Real Property pursuant to Section 6.10, shall have received unconditional and binding commitments to issue policies of title insurance (or such endorsements to existing policies as Buyer may require) consistent with Section 6.10, dated the Closing Date, in an aggregate amount equal to the value of the Final Aggregate Closing Cash Consideration, Closing Stock Consideration and Note allocated to the Specified Owned Real Property, subject only to the Permitted Encumbrances (other than material defects for which Buyer has provided objections pursuant to Section 6.10 and which are not resolved in accordance with Section 6.10) and otherwise in form and substance reasonably acceptable to Buyer.

(f) At Closing, the Company shall have minimum Cash on Hand of Three Million Dollars ($3,000,000) (the “Minimum Cash Balance”).

(g) Buyer shall have obtained the proceeds of the Debt Financing, on terms acceptable to Buyer in Buyer’s sole discretion.

(h) No fact, event or circumstance shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect.

2.03. Conditions to Seller’s and the Company’s Obligations. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions as of the Closing Date, any of which may be waived by Company and Seller in their sole discretion:

(a) Each of the representations and warranties of Holdings and Buyer contained in Article 5 (i) that is qualified as to or by materiality or is a Buyer Fundamental Representation will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and (ii) that is not qualified as to or by materiality or is not a Buyer Fundamental Representation will be true and correct in all material respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(b) Buyer will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) Buyer will have made the payments set forth in Sections 1.01 and 1.04 due on the Closing Date;

(d) Holdings or Buyer, as applicable, will have delivered to the Seller each of the following:

(i) a certificate signed by an authorized officer of Buyer dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) of this Section 2.03 have been satisfied;

(ii) a copy of the Certificate of Incorporation of Buyer (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and a certificate of good standing from the applicable jurisdiction of incorporation or formation, each dated within five (5) Business Days prior to the Closing Date;

(iii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the bylaws of Buyer and certifying and attaching resolutions or written consents duly adopted by Buyer’s board of directors and sole stockholder authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iv) confirmation of book entry shares by Holdings representing the Closing Stock Consideration;

(v) the Note, duly executed by Holdings;

(vi) the Escrow Agreement, duly executed by the Escrow Agent, Holdings and Buyer; and

(vii) the Restrictive Covenant Agreements, duly executed by Holdings and Buyer.

(e) Buyer will have repaid, or caused to be repaid, on behalf of Seller, the Company and each of its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness of the Company, including the Indebtedness identified on the attached Indebtedness Pay-Off Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

(f) Buyer will have repaid, or caused to be repaid, on behalf of Seller, the Company and each of its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Seller Transaction Expenses identified on the Closing Statement, by wire transfer of immediately available funds to the account(s) designated by each Person to whom such Seller Transaction Expenses are to be paid.

2.04. Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Holdings and Buyer as follows:

3.01. Organization and Trust Power; Authority. Seller is a Massachusetts business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite power and authority and full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.

3.02. Execution and Delivery; Valid and Binding Agreement. Seller has the requisite trust power and authority and has taken all trust action necessary to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller, and assuming that this Agreement is the valid and binding agreement of Buyer and the Company and that each Ancillary Agreement is the valid and binding agreement of each party thereto other than Seller, this Agreement and each Ancillary Agreement to which it is a party constitute the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

3.03. No Breach. Except as set forth on the attached Authorization Schedule, neither the execution, delivery and performance by Seller of this Agreement nor any and each Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby (i) conflict with any provision of Seller’s Declaration of Trust or bylaws; (ii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of Seller; or (iii) require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound, or any Law or any Order to which Seller is subject other than any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a material adverse effect on the ability of Seller to perform any of its obligations under this Agreement or any Ancillary Agreement to which it is a party, and other than any such authorizations, consents, approvals, exemptions or other actions set forth on the attached Authorization Schedule, required under the HSR Act or that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby and thereby or the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to perform any of its obligations under this Agreement.

3.04. Ownership. Seller is the record owner of the Securities, which Securities constitute all outstanding equity interests in the Company. On the Closing Date, Seller will transfer to Buyer good and marketable title to such Securities free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions. The Securities are not subject to any preemptive or subscription rights or rights of first refusal or similar rights. Set forth on the attached Capitalization Schedule is the record ownership of all outstanding equity interests of the Seller.

3.05. Tax Classification. At all times since the effective time of its election under Section 1362(a) of the Code, Seller has been, and currently is, validly treated as an “S corporation” within the meaning of Section 1361 of the Code. The effective time of its election was October 1, 2002.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Company and Seller represent and warrant, jointly and severally, to Buyer and Holdings as follows:

4.01. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to conduct its business as it is now being conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02. Subsidiaries. Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary is listed on the attached Subsidiary Schedule and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to conduct its business as it is now being conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. All of the equity interests of each of the Subsidiaries are owned by the Company.

4.03. Authorization; Valid and Binding Agreement; No Breach.

(a) The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company, and, except for the necessary Filings with Governmental Bodies, including the Massachusetts Department of Public Health (“MA DPH”), the State of Rhode Island and Providence Plantations Department of Behavioral Health and Developmental Disabilities and Hospitals (“RI DOH”), the Massachusetts Health Policy Commission (“MHPC”), and the United States Department of Justice and/or Federal Trade Commission, as set forth on the attached Authorization Schedule, no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Company is a party. This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company, and assuming that this Agreement and each Ancillary Agreement to which the Company is a party is a valid and binding obligation of the other parties to such Agreement or Ancillary Agreement, this Agreement and each Ancillary Agreement to which the Company is a party constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) Except as set forth on the attached Authorization Schedule, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (i) do not conflict with the provisions of the Company’s or any of its Subsidiaries’ articles of incorporation or organization, bylaws, applicable operating agreement, limited liability company agreement or other applicable governing documents; (ii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of the Company or any of its Subsidiaries, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under any Material Contract to which the Company or any of its Subsidiaries is bound; or (iii) contravene any Law or any Order to which the Company or any of its Subsidiaries is subject and other than any such authorizations, consents, approvals, exemptions or other actions as may be required under the applicable requirements of antitrust, competition or other similar laws, rules, regulations and judicial doctrines of jurisdictions other than the United States or that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby.

4.04. Capital Stock. The Securities constitute all the capital stock of the Company. The Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Securities, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company; (b) securities convertible or exchangeable into capital stock of the Company; (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company; or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. All issued and outstanding shares of capital stock or other equity interests of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights.

4.05. Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The Financial Statements Schedule attached hereto consists of (i) the Company’s audited consolidated balance sheets and statements of income and cash flows for the fiscal years ended September 30, 2016, September 30, 2015 and 2014, and (ii) the Company’s unaudited balance sheet as of June 30, 2017 and the unaudited statements of income for the nine (9) months ended June 30, 2017 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date,” and all financial statements described in clauses (i) and (ii), the “Financial Statements”). Except as set forth on the attached Financial Statements Schedule, the Financial Statements present fairly in all material respects the financial condition, cash flows and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (A) the absence of footnote disclosures and other presentation items, that, if presented, would not differ materially from those included in the audited Financial Statements; and (B) changes resulting from year-end adjustments, the effect of which would not reasonably be expected, individually or in the aggregate, to be material).

(b) The Company has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of its Financial Statements in accordance with GAAP. Except as set forth on the attached Internal Controls Schedule, since October 1, 2013, (i) there have not been any changes in the Company’s internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting; (ii) to the Knowledge of the Company, there have not been any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report or disclose financial information to the outside auditors of the Company; and (iii) to the Knowledge of the Company there have not been any Actions or claims based upon any fraud or intentional misrepresentations, whether or not material, that involve management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company and its Subsidiaries have maintained financial books and records which are substantially complete in all material respects and which reflect in all material respects the basis of their respective financial condition and results of operations.

(c) Except as set forth on the attached Financial Statements Schedule, the Company and its Subsidiaries do not have any material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, except for (i) liabilities disclosed in, reflected on or reserved against in the Financial Statements or the notes thereto; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date; (iii) performance obligations arising after the Closing Date under Contracts entered into in the ordinary course of business; and (iv) accounts payable to trade creditors and accrued expenses incurred subsequent to Latest Balance Sheet Date in the ordinary course of business.

4.06. Absence of Certain Developments. Since September 30, 2016, there has not been any Material Adverse Effect. Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement or any Ancillary Agreement, since September 30, 2016, neither the Company nor any Subsidiary has:

(a) made any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;

(b) mortgaged, pledged or subjected to any Lien any of its material assets, except Permitted Liens;

(c) acquired assets outside of the ordinary course of business, including acquired any business, whether by merger, consolidation, the purchase of all or a substantial portion of the assets or equity interests of such business or otherwise;

(d) experienced any damage, destruction or loss (whether or not covered by insurance) to any of its assets in excess of One Hundred Thousand Dollars ($100,000);

(e) sold, assigned or transferred any material portion of its tangible assets;

(f) sold, assigned or transferred any patents, registered trademarks, material trade names, registered copyrights, material trade secrets or other material intangible assets;

(g) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(h) made any material capital investment in, or any material loan to, any other Person (other than a Subsidiary);

(i) made any material capital expenditures or commitments therefor, except pursuant to the Company’s or any Subsidiary’s existing capital expenditure budget, which has been provided to Buyer;

(j) made any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation with respect to its officers, directors or employees, in each case other than changes made in the ordinary course of business consistent with past practice, pursuant to existing agreements or arrangements or as required by Law;

(k) paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its trustees, directors or officers;

(l) made any material change in its GAAP accounting method or Tax accounting methods;

(m) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than One Hundred Thousand Dollars ($100,000) or outside the ordinary course of business;

(n) entered into, amended or terminated (prior to its expiration) any Material Contract (other than an extension or renewal of any lease in the ordinary course of business);

(o) commenced or settled any litigation, or otherwise became a party to any litigation, involving an amount in excess of One Hundred Thousand Dollars ($100,000) for any one case; or

(p) entered into any agreement, whether oral or written, to do any of the foregoing.

4.07. Accounts Receivable. The accounts receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet and the accounting records of the Company and its Subsidiaries as of the Closing represent valid obligations arising from sales actually made or services actually performed by the Company or its Subsidiaries in the ordinary course of business. The accounts receivable of the Company and its Subsidiaries are current. There is no pending contest, claim, defense or right of set off relating to the amount or validity of any of the accounts receivable of the Company and its Subsidiaries. An aging schedule of the accounts receivable of AdCare Hospital of Worcester, Inc., a Massachusetts corporation (“AHW”), and AdCare Rhode Island, Inc., a Rhode Island corporation (“ARI”), as of the Latest Balance Sheet Date is set forth on the attached Accounts Receivable Schedule and is correct in all material respects.

4.08. Title to Properties; Sufficiency of Assets.

(a) Except as set forth on the attached Liens Schedule, the Company and its Subsidiaries own good, valid and marketable title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by such entity on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company or its Subsidiaries in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet.

(b) All tangible personal property and inventory of the Company and its Subsidiaries is in the possession of the Company or its Subsidiaries, is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the ordinary course of business. The property and assets of the Company and its Subsidiaries constitute all of the properties and assets reasonably necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

4.09. Real Property.

(a) The attached Real Property Schedule sets forth a list of the addresses and evident uses of all real property (i) owned by the Company or its Subsidiaries (the “Owned Real Property”); or (ii) leased, subleased or licensed by or for which a right to use or occupy has been granted to the Company or its Subsidiaries (the “Leased Property” and together with the Owned Real Property, the “Real Property”). The attached Real Property Schedule also identifies with respect to each Leased Property, each lease, sublease, license or other Contract under which such Leased Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract and each amendment, modification, supplement or restatement thereto (the “Real Property Leases”). There are no properties, assets, or facilities used, or necessary for the conduct of, the business of the Company and its Subsidiaries as now conducted (including those that are licensed by the MA DPH or RI DOH) other than those properties, assets, and facilities set forth on the attached Real Property Schedule.

(b) The Company or one of its Subsidiaries has fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens. Real Property Leases are in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest under each Leased Property lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. Neither the Company nor any Subsidiary nor, to Seller’s Knowledge, any other party is in default in any material respect under any of such Real Property Leases. No more than one (1) month’s rent has been prepaid under any Real Property Lease. Neither the Company nor any of the Subsidiaries has any present or future obligation to construct any tenant improvements or to pay any lease commissions under any Real Property Lease. No security deposit or portion thereof deposited with respect to a Real Property Lease has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full. There are no guarantees or letters of credit that currently secure any of the Real Property Leases.

(c) There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right to use or occupy any of the Real Property and there is no Person (other than the Company or its Subsidiaries) in possession of any of the Real Property.

(d) Except as set forth in the Real Property Schedule, the Company has delivered to Buyer complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, and the Real Property Leases are in full force and effect, enforceable in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions.

(e) The Company has delivered to Buyer copies of:

(i) any property condition and technical reports (including structural, geotech or soil reports), environmental reports and site assessments related to the Property in possession of the Company;

(ii) all as-built plans with respect to any improvements located on the Owned Real Property in the possession of the Company;

(iii) to the extent in the Company’s possession, copies of all certificates of occupancy (or any similar permits or licenses) and all other licenses or permits issued by any Governmental Body with respect to the Real Property, if available;

(iv) to the extent in the Company’s possession, copies of ad valorem tax statements relating to the Real Property for the years 2014 and 2015 and the current tax period, if available;

(v) to the extent in the Company’s possession, copies of Seller’s most current title insurance information and survey of the Owned Real Property; and

(vi) copies of current insurance certificates related to the Real Property together with insurance claims history for the past three (3) years that includes the status of claims and proceeds received.

(f) No eminent domain, condemnation or zoning, building code or other moratorium action is pending or, to the Company’s Knowledge, threatened in writing, that would preclude or materially impair the use of any Real Property. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body that the current uses of the Real Property violates in any material respect any restrictive covenant or zoning ordinance that affects any of the Real Property. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body of any special assessments filed against the Real Property or any portion thereof.

4.10. Permits. Except as set forth on the Permits Schedule, each of the Company and each of its Subsidiaries possesses, and since October 1, 2013 has possessed, all permits, licenses, franchises, easements, authorizations, certificates, accreditations, registrations, provider numbers, assignments, consents, rights and privileges necessary under Laws applicable to the conduct of their business, including, if applicable, accreditation by The Joint Commission with no material contingencies or deficiencies (collectively, the “Permits”). The Permits Schedule contains a list of all material Permits currently held by the Company and its Subsidiaries, and such Permits are valid and in full effect. The Company and its Subsidiaries are and, except as set forth on the Permits Schedule, have been since October 1, 2013, in material compliance with the terms of such Permits. Except as set forth on the Permits Schedule, neither the Company nor any Subsidiary has engaged in any activity which would cause the loss, material limitation, material restriction, revocation or suspension of any of the Permits; and no Action, proceeding, claim or notification with respect to any loss, limitation, restriction, revocation or suspension of any of the Permits is pending or has been commenced or, to the Company’s Knowledge, threatened and no written notification thereof has been received by the Company or any of its Subsidiaries. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not limit, restrict, revoke, suspend or terminate, or result in the limitation, loss, restriction, revocation, suspension or termination of, any of the Permits except to the extent of any termination in connection with the anticipated issuance of such Permits to Buyer or Buyer’s Affiliate, as the case may be, in connection with the transactions contemplated hereby.

4.11. Tax Matters.

(a) The Company and its Subsidiaries have timely filed (taking into account any extensions) all Income Tax Returns and all other material Tax Returns required to be filed by them on or before the Closing Date, and all such Tax Returns are complete and correct in all material respects. The Company and its Subsidiaries have paid all Taxes shown as due and owing on such Tax Returns, except to the extent any such Taxes are being contested in good faith by appropriate proceedings or are properly reserved for and appear as a liability on the Financial Statements. The Company and its Subsidiaries have properly withheld or collected and paid over, or properly set aside, all material Taxes required to have been withheld or collected and paid over under applicable Tax laws and have satisfied all applicable reporting requirements related thereto. All Persons who have provided services to the Company or any Subsidiary that have been classified by the Company or such Subsidiary as independent contractors for Tax purposes were properly so classified.

(b) Neither the Company nor any Subsidiary is a party to any Tax allocation or Tax sharing agreement.

(c) There are no Liens (other than Permitted Liens) for Taxes upon any of the assets of the Company or any of its Subsidiaries.

(d) The Company and each of its Subsidiaries are, and have been at all times since the effective time of each of their elections under Section 1361(b)(3)(B)(ii) of the Code, validly treated as “qualified subchapter S subsidiaries” within the meaning of Section 1361(b)(3)(B) of the Code. As such, each of the Company and its Subsidiaries are disregarded entities for U.S. federal Income Tax purposes.

(e) No dispute, claim, audit or other proceeding concerning any Tax liability of the Company or any of its Subsidiaries has been claimed, raised or initiated in writing by any Taxing Authority. Neither the Company nor any Subsidiary has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign non-U.S. Law) has been entered into by or with respect to the Company or any Subsidiary. No written claim has been made by any Governmental Body in the past three (3) years in a jurisdiction where any of the Company or any Subsidiary does not file Tax Returns that such company may be subject to taxation by that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has engaged in, or been a party to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(g) The representations set forth in this Section 4.11 and Section 4.15, as applicable, are the only representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes will be based on the representations made in this Section 4.11 and will not be based on the representations set forth in any other provision of this Agreement. For the avoidance of doubt, the representations with respect to Taxes herein refer only to past activities of the Company and its Subsidiaries, and are not intended to serve as representations and warranties regarding, nor can they be relied upon with respect to, Taxes attributable to a Post-Closing Tax Period or a position taken after the Closing Date. No representations or guarantees are made with respect to the amount or availability of any Tax attributes, including Tax loss or Tax credit carryforwards or the Tax basis of assets of the Company or any of its Subsidiaries after the Closing Date.

4.12. Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is party to any written:

(i) agreement relating to any completed material business acquisition by the Company or any such Subsidiary within the last three years or any currently contemplated material business acquisition;

(ii) collective bargaining agreement or contract with any labor union, other than as described in Section 4.21 hereof or on the attached Employment and Labor Matters Schedule relating thereto;

(iii) material written bonus, pension, profit sharing, retirement or other form of deferred compensation plan other than as described in Section 4.15 hereof or on the attached Employment Benefits Schedule relating thereto;

(iv) stock purchase, stock option or similar plan;

(v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum or severance payments in excess of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate;

(vi) contract involving the sale of assets of the Company or a Subsidiary outside of the ordinary course of business;

(vii) contract with a Governmental Body;

(viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the Company’s or any Subsidiary’s assets;

(ix) guaranty of any obligation for borrowed money;

(x) lease or agreement under which it is lessee of, or holds or operates any real or personal property owned by any other party, for which the annual rental exceeds One Hundred Thousand Dollars ($100,000) in the aggregate;

(xi) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds One Hundred Thousand Dollars ($100,000) in the aggregate;

(xii) contract or group of related contracts with the same party (or related/affiliated parties) for (A) the purchase of products or services by the Company or any of its Subsidiaries having a value per contract or involving payments of at least Two Hundred Fifty Thousand Dollars ($250,000) per year, or (B) the delivery of any services (or products) by the Company or any of its Subsidiaries having a value per contract or involving payments of at least Five Hundred Thousand Dollars ($500,000) per year;

(xiii) IP Licenses;

(xiv) contract that by its terms contains exclusivity or non-competition restrictions that restrict the ability of the Company or any Subsidiary to compete in any geographical area or business (other than confidentiality agreements entered into in the ordinary course of business);

(xv) financial relationship (whether or not memorialized in writing) between the Company or any Subsidiary and a physician or an immediate family member of a physician. For purposes of this Section 4.12(a)(xv), “physician, “immediate family member” and “financial relationship” have the meanings set forth in the Stark Law and its implementing regulations; or

(xvi) any amendment, supplement or modification in respect of any of the foregoing.

(b) Seller has made available a true and correct copy of all written contracts which are referred to on the attached Contracts Schedule, together with all amendments, waivers or other material changes thereto.

(c) As of the date hereof (i) neither the Company nor any of its Subsidiaries is in breach or violation of or default in any material respect under any contract listed on the attached Contracts Schedule (each, a “Material Contract” and, collectively, the “Material Contracts”); and (ii) to the Company’s Knowledge, the other party to each of the Material Contracts is not in breach or violation of or in default thereunder. No event has occurred that, with or without notice or lapse of time, would constitute a breach or default under any Material Contract, and no party has given written notice to the Company of any material default, breach or provision.

(d) Each Material Contract is in full force and effect, is valid and is binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto and is enforceable in accordance with its terms against the Company or the applicable Subsidiary, as the case may be, and to the Knowledge of the Company, against each other party to a Material Contract, except as enforceability may be limited by the Enforceability Exceptions.

(e) Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice of cancellation of any Material Contract, and, except as set forth in the attached Contracts Schedule, the Material Contracts do not contain any provision that would allow any party to a Material Contract to (i) terminate the agreement, or (ii) increase any amount payable thereunder, in each case as a result solely of the consummation of the transactions contemplated by this Agreement.

4.13. Intellectual Property.

(a) All of the domestic and foreign patents, internet domain names, registered and material unregistered trademarks, registered and material unregistered service marks, trade names, registered and material unregistered copyrights, and any applications for any of the foregoing owned by the Company or any Subsidiary and used in the conduct of the Company’s and its Subsidiaries’ respective businesses (collectively, “Company-Owned Intellectual Property”) are set forth on the attached Intellectual Property Schedule, in each case, to the extent applicable, listing the name and current owner and showing the jurisdiction in which each such Company-Owned Intellectual Property has been issued or registered and the application, serial, or registration number. Except as set forth on the attached Intellectual Property Schedule, the Company or one of its Subsidiaries (i) exclusively owns or possesses all right, title and interest in and to the Company-Owned Intellectual Property identified on the attached Intellectual Property Schedule, free and clear of all Liens (other than any Permitted Liens); and (ii) possesses a valid and enforceable right to use all other Company Intellectual Property, as necessary for the conduct of the business as currently conducted. To the Company’s Knowledge, the operation of the businesses of the Company or any of its Subsidiaries does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property rights of any other Person; and to the Company’s Knowledge, no Person is currently infringing or misappropriating any of the Company Intellectual Property.

(b) Except as set forth on the attached Intellectual Property Schedule, the Company Intellectual Property used by the Company and its Subsidiaries is not the subject of any challenge, claim, or other proceeding received by the Company or any Subsidiary in writing, and, to the Company’s Knowledge, no basis for any challenge exists.

(c) Except as set forth on the attached Intellectual Property Schedule, neither the Company nor any Subsidiary has within the past six (6) years received in writing any charge, complaint, claim, demand or notice, or has Knowledge of any threat of any of the foregoing, alleging any infringement, misappropriation, or violation (including any claim that the Company or any Subsidiary must license or refrain from using any Company Intellectual Property of any third party in order to avoid infringement or relating to the validity or enforceability of any Company-Owned Intellectual Property) of the Intellectual Property of any third party.

(d) All Persons (including any current and former employees and independent contractors engaged by the Company or any Subsidiary) who contributed to the discovery or development of any of the Company-Owned Intellectual Property material to the conduct of the business of the Company and its Subsidiaries did so (i) with respect to employees, within the scope of his or her employment subject to the work for hire doctrine under U.S. Copyright law, or (ii) pursuant to written and enforceable agreements assigning all Intellectual Property arising therefrom to the Company or a Subsidiary, and such agreements have been made available to Buyer.

(e) The Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve, and maintain the confidentiality, secrecy, and value of the Company-Owned Intellectual Property constituting confidential information or trade secrets of the Company and its Subsidiaries, and the confidential information and trade secrets of the Company and its Subsidiaries have not been used by or disclosed to any Persons except pursuant to valid and enforceable non-disclosure agreements with commercially reasonable protections of such confidential information and trade secrets.

(f) All information technology equipment, software, and systems, used in and necessary to the conduct of the Company’s or any Subsidiary’s business (the “IT Assets”) (i) are adequate to conduct the business of the Company and any Subsidiary as currently conducted and meet all obligations to customers and, within the last six (6) years, there have been no material performance reductions, malfunctions, or breakdowns or logical or physical intrusions to any IT Assets or losses of data; (ii) are sufficient for the current needs of their businesses as currently conducted; and (iii) operate and perform in all material respects in accordance with their documentation and functional specifications. The Company and any Subsidiary have implemented commercially reasonable measures to protect the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption. There has not been any access, use, or modification by any unauthorized Person of any software that is an IT Asset (including any data), or fraud committed by use or abuse of the IT Assets.

(g) The Company and its Subsidiaries have established and for the last six (6) years maintained safeguards against the destruction, loss, or alteration of employee, director, customer, website visitor, and other end user data or information in its possession or control that comply with all contractual obligations to which the Seller is bound, the Seller’s privacy policies, notice and proceeding, and applicable laws and regulations regarding personally identifiable information and other sensitive information. No claims have been asserted or threatened against the Company and/or its Subsidiaries (and, to the Company’s Knowledge, no such claims are likely to be asserted or threatened against the Company and/or its Subsidiaries) by any third party or entity alleging a violation of such third party or entity’s privacy, personal or confidentiality rights under any such rules, policies or procedures.

4.14. Legal Proceedings; Orders.

(a) Except as set forth on the attached Legal Proceedings Schedule, there are no suits or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary thereof, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that (i) relate to or may adversely affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries, or (ii) challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

(b) Neither the Company nor any Subsidiary is subject to any outstanding Order of any court or Governmental Body or to which the business of, or any of the material assets owned or used by, the Company or any Subsidiary may be subject, or that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Company’s Knowledge, no such Order has been threatened.

4.15. Employee Benefit Plans.

(a) Except as listed on the attached Employee Benefits Schedule, with respect to employees of the Company, any Subsidiary or any ERISA Affiliate neither the Company nor any such Subsidiary maintains or contributes to any “pension plans” (as defined under Section 3(2) of ERISA) (the “Pension Plans”), “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”) or any other material employee benefit plan, program or arrangement for such employees (collectively with the Pension Plans and Welfare Plans, the “Plan(s)”). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. Each of the Plans has been established, operated and administered in material compliance with its terms, ERISA, the Code and other applicable Law, and the Company and its Subsidiaries and their ERISA Affiliates have satisfied in all material respects all of their obligations with respect to each Plan in accordance with its terms, ERISA, the Code and other applicable Law. Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been maintained and operated in compliance with Section 409A of the Code. The Company and its Subsidiaries have complied in all material respects with all applicable disclosure, reporting and other requirements under applicable Law applicable to any Plan. Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Plan has engaged in a prohibited transaction that could subject the Company or any of its Subsidiaries to a material Tax or material penalty imposed under Section 4975 of the Code or Sections 409, 502(i), (j) or (l) of ERISA.

(b) With respect to the Plans, all required contributions of the Company or any of its Subsidiaries due on or before the Closing Date have been made or properly accrued on or before the Closing Date.

(c) Except as set forth on the attached Employee Benefits Schedule, none of the Plans is subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company or any Subsidiary thereof (other than as required under Code Section 4980B, or similar state law, with the full cost of such coverage to be borne by the qualified beneficiary (as defined in Section 4980B of the Code)). Except as set forth on the attached Employee Benefits Schedule, neither the Company nor any Subsidiary nor any of their ERISA Affiliates is a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of the Company or any Subsidiary nor has the Company or any Subsidiary nor any of their ERISA Affiliates incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan. No Welfare Plan is a “multiple employer welfare arrangement” as such term is defined in 3(40) of ERISA.

(d) The Company and any of its Subsidiaries have made available to Buyer or to Buyer’s counsel in the data room true and complete copies of the following documents relating to the Plans: (i) all current Plan documents, including any documents related to any funding medium; (ii) the three most recently filed Forms 5500 (with attachments) for each Plan for which a Form 5500 is required to be filed; (iii) for each Pension Plan intended to be tax-qualified, the most recent IRS determination, advisory or opinion letter with respect to such Plan under Section 401(a) of the Code; (iv) the current summary plan description and all summaries of material modifications thereto; (vi) any contract with a Plan’s record keepers, custodians, brokers, investment managers, advisors or other third parties; and (vii) all material written correspondence with a Governmental Body relating thereto.

(e) Other than claims for benefits in the ordinary course of business, no proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Plan. No Plan is the subject of an ongoing voluntary correction, amnesty, or compliance filing with a Governmental Body.

(f) Except as set forth on the attached Employee Benefits Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (i) entitle any current or former Employee, officer, director, leased employee or independent contractor of either the Company or any Subsidiaries to severance, change-in-control or retention pay or any other payment; (ii) accelerate the time of payment, vesting or funding, or increase the amount or value of any compensation due to such person; or (iii) result in any payments which (A) are “excess parachute payments” within the meaning of Section 280G(b) of the Code, or (B) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

4.16. Insurance. The attached Insurance Schedule lists (a) each insurance policy maintained by the Company and its Subsidiaries relating to the business and assets of the Company and its Subsidiaries, including policy numbers, names and addresses of insurers and type of liability or risk covered, amounts of coverage and expiration dates; and (b) all claims made under such insurance policies for the fiscal years ended September 30, 2013, 2014, 2015 and 2016, respectively, and any claims made during the current fiscal year. All such insurance policies are in full force and effect and the Company and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due. Neither the Company nor any Subsidiary is in material default with respect to its obligations under any such insurance policies. Neither the Company nor any Subsidiary has received any written notice that any such policy will be cancelled or not renewed.

4.17. Compliance with Laws. Except as set forth in the attached Legal Compliance Schedule, the Company is, and at all times since October 1, 2013 has been, in compliance in all material respects with all Laws of foreign, federal, state and local governments and all agencies thereof that are or were applicable to the Company, the operation of its business or the ownership or use of any of its property or assets. The Company has not received, at any time since October 1, 2013, any written notice from any Governmental Body regarding any material actual, alleged or potential violation of or failure to comply with any Law. Except as set forth in the attached Legal Compliance Schedule, each Subsidiary is, and at all times since the later of October 1, 2013 and the date such Subsidiary commenced operations has been, in compliance in all material respects with all Laws of foreign, federal, state and local governments and all agencies thereof that are or were applicable to such Subsidiaries, the operation of their business or the ownership or use of any of their property or assets. None of Subsidiaries has received, at any time since the later of October 1, 2013 and the date such Subsidiary commenced operations, any written notice from any Governmental Body regarding any actual, alleged or potential violation of or failure to comply with any Law.    Except for notices of claims for recoupment received in the ordinary course of business that are consistent with customary industry practice, and except as set forth in the attached Legal Compliance Schedule, neither the Company nor any of its Subsidiaries has received any written notices of any claims for recoupment since October 1, 2015.

4.18. Health Care Matters.

(a) Health Care Kickbacks. Neither the Company nor any of its Subsidiaries has currently or in the past three years engaged in any activity which is prohibited under the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder, or related state or local fraud and abuse Laws.

(b) Prohibited Health Care Referrals. Except as set forth on the Health Care Matters Schedule, neither the Company nor any of its Subsidiaries has currently or in the past three years established or maintains a “financial relationship,” as that term is defined by The Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and the regulations promulgated thereunder (the “Stark Law”), with any physician or with an immediate family member of any physician who makes referrals to the Company or any of its Subsidiaries, as applicable, for “designated health services,” as that term is defined in the Stark Law, that does not comply in all material respects with the Stark Law.

(c) Actions, Investigations, and Inquiries. Except as set forth on the Health Care Matters Schedule, there are no Actions, investigations, or inquiries pending regarding which the Company has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any Governmental Body or, to the Knowledge of the Company, threatened, anticipated or contemplated against or affecting the Company or any of its Subsidiaries, before or by any Governmental Body, accreditation body or third-party payor (including the Medicare and Medicaid programs and the Office of Inspector General of the United States Department of Health and Human Services) which relate to antitrust matters, billing practices, third-party relationships or any other matter: (i) which could prevent or hinder the consummation of the transactions contemplated by this Agreement or call into question the validity of any action taken or to be taken in connection with the transactions contemplated by this Agreement; (ii) which in any single case or in the aggregate might have a Material Adverse Effect, or result in any material impairment to the right or ability of the Company and its Subsidiaries to carry on their operations, activities or business as now conducted, including participation in the Medicare and Medicaid programs; or (iii) alleging any failure by the Company or its Subsidiaries to comply with Health Care Laws. To the Company’s Knowledge, neither the Company nor any Subsidiary has received any written notice of decertification, revocation, suspension or termination, or of threatened or potential decertification, revocation, suspension or termination, with respect to the Medicare and Medicaid programs or any other third-party payor.

(d) Medicare and Medicaid Cost Reports. The Company has duly filed all required Medicare and Medicaid cost reports for the Company and its Subsidiaries for 2014, 2015 and 2016 (the “Cost Reports”). All of the Cost Reports accurately reflect in all material respects the information required to be included thereon and do not claim, and, the Company has not received reimbursement in, any amount in excess of the amounts allowed by applicable law or any applicable agreement. The Medicare and Medicaid Cost Reports Schedule accurately indicates which Cost Reports have not been audited and finally settled and includes a description of any and all notices of program reimbursement, intent reopen, proposed or pending audit adjustments, disallowances, and any and all other unresolved claims, challenges, audits or disputes in respect of the Cost Reports. The Company shall provide Buyer and Holdings with an updated Medicare and Medicaid Cost Reports Schedule to accurately reflect any changes to this Section 4.18, which may include and any amendments or supplements to the previously filed Cost Reports.

(e) Reimbursement. The Company and its Subsidiaries are certified for participation in the Governmental Programs listed in the Governmental Program Schedule, and have current and valid provider agreements with such Governmental Programs (the “Program Agreements”). Seller has made available, in a segregated data room folder for black box review by an independent representative of Buyer, accurate and complete copies of all such Program Agreements to Buyer. The Company and its Subsidiaries are in material compliance with the conditions of participation in the Governmental Programs and with the terms, conditions, and provisions of the Program Agreements. The Program Agreements are each in full force and effect, and, to the Knowledge of the Company, no events or facts exist that would cause any Program Agreement to be suspended, terminated, restricted or withdrawn. The Company and its Subsidiaries have received all approvals or qualifications necessary for reimbursement by the Governmental Programs. All billing practices of the Company and its Subsidiaries to all third-party payors, including, without limitation, the Governmental Programs, have been conducted in material compliance with all applicable Health Care Laws and the billing guidelines of such payors. Neither the Company nor its Subsidiaries have billed any payment or reimbursement in excess of amounts allowed by Health Care Laws or the billing guidelines of any third-party payor, including, without limitation, the Governmental Programs, or received any excess payment or reimbursement which was not refunded in the ordinary course of business. Except for notices of claims for recoupment received in the ordinary course of business that are consistent with customary industry practice, and except as set forth in the attached Government Program Schedule, neither the Company nor any of its Subsidiaries has received any written notices of any claims for recoupment since October 1, 2014. The Governmental Program Schedule contains a list of all National Provider Identifiers and all provider numbers under the Governmental Programs issued to and held by the Company, its Subsidiaries and their respective facilities, all of which are in full force and effect.

(f) Health Care Laws. The Company and its Subsidiaries are in material compliance with Health Care Laws. Except as set forth in the Health Care Matters Schedule, since October 1, 2013 or, with respect to ARI, since the date on which such Subsidiary commenced operations, neither the Company nor any of its Subsidiaries, nor any director, executive officer, employee, contractor or medical staff member of the Company, its business, or any of its Subsidiaries, (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act; (ii) has been excluded, suspended, or debarred from participation in any Governmental Program or other third-party payor program; (iii) has been convicted of any criminal offense relating to the delivery of any item or service under any Governmental Program; or (iv) has been or is a party to or subject to any action or proceeding concerning any of the matters described in the foregoing clauses (i) through (iii). The Company is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or a Deferred Prosecution Agreement with the United States Department of Justice, and has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Body. Except as set forth on the Health Care Matters Schedule, since October 1, 2013 or, with respect to ARI, since the date on which ARI commenced operations, neither the Company nor any of its Subsidiaries has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any Governmental Body regarding any actual or alleged violation of any Health Care Laws, or (A) to the Company’s Knowledge, has been the subject of any Governmental Program investigation conducted by any Governmental Body; (B) to the Company’s Knowledge, has been a defendant in any qui tam/False Claims Act or similar litigation; or (C) has committed any offense or taken any action which would be the basis for any of the foregoing. Seller, the Company and the Subsidiaries have not made and are not in the process of making a voluntary self-disclosure under the Medicare self-referral disclosure protocol established by the Secretary of the United

States Department of Health and Human Services or under the self-disclosure protocol established and maintained by the Office of Inspector General of the United States Department of Health and Human Services, any United States Attorney, or other Governmental Body. The Company is not currently considering any such self-disclosure, and to the Knowledge of Seller, neither the Company nor its Subsidiaries have any obligation to make any such self-disclosure in lieu of repayment under any applicable Law. The Company maintains a compliance program that complies with applicable Laws and applicable compliance program guidance and contains the required elements to an effective compliance program issued by the Office of Inspector General of the United States Department of Health and Human Services for an entity of the Company’s size and nature.

(g) Data Privacy.

(i) The Company has in place, and has materially complied and is in material compliance with, written policies to protect the security and privacy of Personal Information. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Company and its Subsidiaries are and have been for the last three years in material compliance with all applicable Laws in all relevant jurisdictions, the Company’s privacy and security policies and the requirements of any contract or codes of conduct to which the Company or any of its Subsidiaries is a party. The Company has commercially reasonable physical, technical, organizational and administrative safeguards in place to protect all Personal Information collected by it or its Subsidiaries or on their behalf from and against unauthorized access, use and/or disclosure. The Company and its Subsidiaries have the right pursuant to any contract to which they are a party and its privacy and security policies to use and disclose Personal Information for the purpose such information is and has been used and disclosed. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will violate any Company policies or any contract or codes of conduct to which Company or any of its Subsidiaries is a party as such currently exist. No person has withdrawn his or her consent to any use, disclosure or processing of his or her Personal Information, to the extent such consent is required, by the Company or its Subsidiaries in the three years prior to the date of this Agreement, where the Company and its Subsidiaries have not complied with such request.

(ii) The Company and its Subsidiaries, as applicable, have in effect with each entity acting as a Business Associate (as defined under HIPAA) of the Company or any of its Subsidiaries an agreement that satisfies all of the requirements of HIPAA and 42 CFR Part 2, the Company and its Subsidiaries are in compliance with all such agreements, and the Company is not aware of any Business Associates that are not in compliance with such agreements. Except as set forth on the Health Care Matters Schedule, since October 31, 2011, the Company and its Subsidiaries have not received any complaint from any person or Governmental Body regarding the Company’s or its Subsidiaries’, or any of their respective agents, employees or contractors’ uses or disclosures of, or security practices or security incidents regarding, Personal Information. With regard to Personal Information, there have not been any material non-permitted uses or disclosures, security incidents resulting in the unauthorized use or disclosure of Personal Information, breaches of Unsecured Protected Health Information (as defined under HIPAA) or breaches or incidents requiring notification under any applicable state law involving the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective agents, employees or contractors. The Company and its Subsidiaries are and have been in compliance with all applicable laws relating to data loss, identity theft and breach notification, including but not limited to applicable laws related to reporting to individuals, customers, Governmental Bodies, the media or credit reporting agencies. The Company is not currently planning to conduct any such notification or investigating whether any such notification is required.

(h) Medical Staff. To the Company’s Knowledge, there are no (i) pending or threatened adverse Actions with respect to any medical staff member of the health care facilities operated by Company or its Subsidiaries or any applicant thereto, including any adverse Actions for which a medical staff member or applicant has requested a judicial review hearing that has not been scheduled or that has been scheduled but has not been completed; or (ii) pending or threatened disputes with applicants, medical staff members or allied health staff members, and all appeal periods in respect of any medical staff member or applicant against whom such an adverse Action has been taken have expired.

4.19. Environmental Compliance and Conditions. Except as set forth on the attached Environmental Schedule:

(a) To the Knowledge of the Company, (i) the Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Environmental Laws, and (ii) neither the Company nor any Subsidiary has any liability under any Environmental Law or relating to any Hazardous Substance.

(b) The Company and its Subsidiaries hold and are, and at all times since October 1, 2013 have been, in compliance in all material respects with, all Permits required under Environmental Law to operate the Company and the Real Property.

(c) There has been no Spill of any Hazardous Substance by the Company or its Subsidiaries to, and there are no underground storage tanks at the Owned Real Property, or to the Knowledge of the Company and its Subsidiaries, at the Leased Property. To the Knowledge of the Company, no Person has been exposed to Hazardous Substances at or from the Owned Real Property or the Leased Real Property in violation of any Environmental Law or in a manner that could give rise to liability of the Company or any Subsidiary.

(d) Since October 1, 2013, the Company and its Subsidiaries have not received any written notice from any Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws.

(e) To the Knowledge of the Company, since October 1, 2013, neither the Company nor any of its Subsidiaries have transported, disposed of, arranged for disposal of or otherwise Spilled any Hazardous Substance at or from any Real Property or at any other location so as to give rise to liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, consultant fees or attorney fees under CERCLA or any other Environmental Laws.

(f) The representations and warranties in this Section 4.19 and in Sections 4.09 and 4.10 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters, including without limitation, matters arising under Environmental Laws.

4.20. Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no trustee, officer, director, manager, equity owner or Affiliate of Seller, the Company or any of the Company’s Subsidiaries, or, to the Company’s Knowledge, any individual in such trustee’s, officer’s, director’s, manager’s or equity owner’s immediate family, is or, since October 1, 2013 or, with respect to ARI, since the date on which ARI commenced operations, has any such Person been, directly or indirectly, a party to any material agreement, contract, commitment, arrangement or transaction with the Company or any Subsidiary or has any interest in any material property used by the Company or any Subsidiary.

4.21. Employment and Labor Matters.

(a) Except as set forth on the attached Employment and Labor Matters Schedule, (i) neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years; and (ii) to the Company’s Knowledge, (A) there are no material disputes pending or threatened between the Company or any Subsidiary and any of their employees; and (B) there are no current union representation questions involving employees of the Company or any Subsidiary and, to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company or any Subsidiary.

(b) Except as set forth on the attached Employment and Labor Matters Schedule, no executive officer’s or other key employee’s employment with the Company or any Subsidiary has been terminated for any reason nor has any such officer or employee notified the Company or any Subsidiary of his or her intention to resign or retire at any time since October 1, 2015.

(c) Since October 1, 2015, neither the Company nor any Subsidiary has implemented any plant closings or layoff of employees that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any analogous state or local law.

(d) Except as set forth on the attached Employment and Labor Matters Schedule, the execution and delivery of this Agreement will not (a) result in any payment (whether of severance pay or otherwise) becoming due to any director, officer, employee, consultant, independent contractor or agent of the Company or any Subsidiary; (ii) increase any benefit under any Plans; or (iii) result in the acceleration of the time of payment or vesting of any such payments or benefits.

(e) Except as set forth on the attached Employment and Labor Matters Schedule, the Company and any Subsidiary are and for the past five (5) years have been in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment or harassment, retaliation, human rights, immigration, work authorization, termination, fair labor standards, occupational health and safety, or any other employment-related matters. Neither the Company nor any Subsidiary is party to or otherwise bound by any consent decree with or citation from any Governmental Body relating to employees or employment practices. There is no unfair labor practice claim, charge of discrimination or proceeding brought by or on behalf of any employee, former employee or purported employee of the Company or any Subsidiary under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Law pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

(f) Except as set forth on the attached Employment and Labor Matters Schedule, the Company and any Subsidiary are in material compliance with all written employee and human resources policies, handbooks and manuals (to the extent they contain enforceable obligations), and severance and separation agreements.

4.22. Ethical Practices. Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any Representative thereof has offered or given and, to the Knowledge of the Company, no other Person has offered or given on behalf of the Company or any of its Subsidiaries, anything of value, in each case in violation of any applicable Law, to: (a) any official of a Governmental Body, any political party or official thereof or any candidate for political office; (b) any customer or member of the government; or (c) any other Person, in any such case of clauses (a)-(c) while knowing that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Body to affect or influence any act or decision of such Governmental Body to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person, in each such case in violation of any applicable Law.

4.23. Securities Laws Matters.

(a) The Closing Stock Consideration (which also comprise the Escrowed Shares) to be issued to Seller (or its designees) hereunder is being acquired for the account of Seller for the purpose of investment and not with a view to the resale or distribution thereof except pursuant to an effective registration under the Securities Act and applicable state securities laws, or pursuant to an available exemption from such registration requirement.

(b) (i) Seller is familiar with the business to be conducted by Buyer, taking into account the consummation of the transactions contemplated hereby; (ii) prior to the date hereof, Seller has had the opportunity to ask questions and receive answers from Representatives of Buyer concerning the business, financial condition and prospects of Buyer and the Closing Stock Consideration to be issued to Seller (or its designees) hereunder; and (iii) Seller has received any additional information concerning Buyer that Seller has requested.

(c) Seller and, if applicable, each of its designees to whom Closing Stock Consideration will be issued, (i) is (and each of its designees, if any, will be) an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act; and (ii) has (and each of its designees, if any, will have) such knowledge and experience in financial and business matters that Seller (or such designee) is capable of evaluating the merits and risks of the acquisition of the Closing Stock Consideration to be issued to Seller hereunder.

(d) Seller acknowledges that the Closing Stock Consideration to be issued to Seller (or its designees) hereunder has not been registered under the Securities Act, that such Closing Stock Consideration constitute “restricted securities” as defined in Rule 144 adopted under the Securities Act, and that such Closing Stock Consideration cannot be resold without registration under the Securities Act or under an exemption from such registration.

4.24. Brokerage. Except as set forth on the attached Brokerage Schedule, there are no brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any Ancillary Agreement for which Buyer, the Company or any of its Subsidiaries would be liable based on any arrangement or agreement made by or on behalf of Seller or the Company.

4.25. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 3 AND 4 OF THIS AGREEMENT, THE CERTIFICATES TO BE DELIVERED BY SELLER AND THE COMPANY PURSUANT TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS DELIVERED BY SELLER AND THE COMPANY PURSUANT TO THIS AGREEMENT, NEITHER THE COMPANY NOR SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND BUYER

Each of Holdings and Buyer represents and warrants to Seller and the Company as follows:

5.01. Organization and Corporate Power. Each of Holdings and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the State of Delaware, respectively, with full corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.

5.02. Authorization; Valid and Binding Agreement. Each of Holdings and Buyer has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings and Buyer of this Agreement and each Ancillary Agreement to which Holdings or Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Holdings and Buyer, and, except as set forth on the attached Buyer Authorization Schedule, no other proceedings on Holdings’ or Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is a party. This Agreement and each Ancillary Agreement to which Holdings or Buyer is a party have been duly executed and delivered by it, and assuming that this Agreement and each Ancillary Agreement to which Holdings or Buyer is a party is a valid and binding obligation of each other party hereto and thereto, this Agreement and each Ancillary Agreement to which Holdings or Buyer is a party constitute a valid and binding obligation of Holdings or Buyer, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

5.03. Noncontravention. Except as set forth on the attached Buyer Noncontravention Schedule, the execution, delivery and performance of this Agreement does not, and the consummation by Holdings or Buyer of the transactions contemplated by this Agreement will not (i) conflict with any of the provisions of Holdings’ or Buyer’s articles of incorporation, bylaws or applicable governing documents, in each case as amended to the date hereof; (ii) conflict with, result in a material breach of or material default under, or give rise to a right to modify or terminate, or accelerate any obligation or the loss of any material benefit under any material agreement or instrument to which Holdings or Buyer is a party; or (iii) contravene any domestic or foreign Law or any Order currently in effect, which, in the case of clauses (ii) or (iii) above, would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Holdings or Buyer or their ability to consummate the transactions contemplated by this Agreement.

5.04. Consents, etc. Except as set forth on the attached Buyer Authorization Schedule, neither Holdings nor Buyer is required to submit any notice, report or other Filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or any Ancillary Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby. Each of Holdings and Buyer has made or caused to be made, or will make or cause to be made, all Filings and submissions necessary for the consummation of the transactions by Buyer contemplated by this Agreement or any Ancillary Agreement. To the Knowledge of Buyer, Buyer is suitable to hold any Permit to own or operate any health care facility or program owned or operated by the Company or its Subsidiaries. Except as set forth on the attached Buyer Authorization Schedule, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Holdings or Buyer in connection with its execution, delivery and performance of this Agreement or any Ancillary Agreement to which Holdings or Buyer is a party or the consummation of the transactions by Holdings or Buyer, as applicable, contemplated hereby or thereby (including but not limited to the issuance of the Closing Stock Consideration).

5.05. Litigation. Except as set forth on the attached Buyer Litigation Schedule, there are no Actions, suits or proceedings pending or, to Buyer’s Knowledge, overtly threatened against Holdings or Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may have the effect of preventing, delaying, making illegal or otherwise interfering with Holdings’ or Buyer’s performance under this Agreement or any Ancillary Agreement to which Holdings or Buyer is a party or the consummation of the transactions by Buyer contemplated hereby or thereby.

5.06. Brokerage. There are no brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any Ancillary Agreement for which Seller, the Company or any of the Company’s Subsidiaries would be liable based on any arrangement or agreement made by or on behalf of Holdings or Buyer.

5.07. Investment Representation. Buyer is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that the Securities have not been registered under the Securities Act, or any state or foreign securities laws and that the Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Securities are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.08. Solvency. Assuming the satisfaction of the conditions set forth in Sections 2.03(e) and (f) and the accuracy of the representations and warranties of Seller and the Company in Articles 3 and 4 in all material respects (but without giving effect to any Knowledge, materiality or “Material Adverse Effect” qualification exceptions contained therein), upon consummation of the transactions contemplated hereby, including the payment of the Final Aggregate Closing Cash Consideration, Buyer, the Company and the Company’s Subsidiaries will not (a) be insolvent or left with unreasonably small capital; (b) have incurred debts beyond their ability to pay such debts as they mature; or (c) have liabilities in excess of the reasonable market value of their assets.

5.09. Investigation. Each of Holdings and Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Holdings and Buyer are knowledgeable about the industries in which the Company and its Subsidiaries operate and are capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Ancillary Agreements and are able to bear the substantial economic risk of such investment for an indefinite period of time. Holdings and Buyer have been afforded access to the online data room and the facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries.

5.10. SEC Reports; Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) Within the twelve (12) months prior to the date hereof, Holdings has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC under the Exchange Act (the “Reports”). The Reports, as of the dates they were filed with the SEC, did not contain a misstatement or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Reports.

(b) The financial statements of Holdings as included in the Reports (the “Holdings Financial Statements”) present fairly in all material respects the financial condition, cash flows and results of operations of Holdings as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items, that, if presented, would not differ materially from those included in the audited Holdings Financial Statements; and (ii) changes resulting from year-end adjustments, the effect of which would not reasonably be expected, individually or in the aggregate, to be material) and are consistent with the books and records of Holdings.

(c) Holdings has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act), and such disclosure controls and procedures are effective.

(d) Holdings has also implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Holdings’ financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Holdings has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to materially adversely affect Holdings’ ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financing reporting. Holdings has, since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), complied in all material respects with the Sarbanes-Oxley Act to the extent it was required to do so. Holdings is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Each of the principal executive officer and the principal financial officer of Holdings (or each former principal executive officer and principal financial officer of Holdings, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NYSE, and the statements contained in any such certifications are complete and correct.

(e) Neither Holdings nor Buyer has any material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, except for (i) liabilities disclosed in, reflected on or reserved against in Holdings Financial Statements or the notes thereto; and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in Holdings Financial Statements.

5.11. Status of AAC Common Stock to be Issued. The Closing Stock Consideration to be issued to Seller (or its designees) has been duly authorized and reserved for issuance by all requisite actions of the board of directors of Holdings and will be, when issued in accordance with this Agreement, validly authorized and issued, fully paid, nonassessable, and free of preemptive or other similar rights, and free of Liens (other than pursuant to federal and state securities laws). Notwithstanding the foregoing, such Closing Stock Consideration constitutes “restricted securities” as defined in Rule 144 adopted under the Securities Act and will be subject to applicable resale restrictions.

5.12. Capitalization. As of the date hereof, Holdings has authorized capital stock consisting of 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding, and 70,000,000 shares of AAC Common Stock. As of June 30, 2017, there were 24,060,888 shares of AAC Common Stock issued and outstanding. As of June 30, 2017, 0 shares of AAC Common Stock were reserved for issuance upon the terms of outstanding options, rights, awards or instruments to purchase or otherwise acquire AAC Common Stock. All of the issued and outstanding shares of capital stock of Holdings have been duly authorized and validly issued and are fully paid and nonassessable and are approved for listing on the NYSE. Buyer has authorized capital stock consisting of one thousand (1,000) shares of common stock, par value $0.001 per share, all of which is issued and outstanding and held by Holdings. Except as set forth on the attached Buyer Capitalization Schedule, there are no (a) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Holdings or Buyer to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Holdings or Buyer; or (b) stock appreciation, phantom stock, profit participation or similar rights with respect to Holdings or Buyer.

5.13. Compliance with Laws. Except as set forth in the attached Buyer Legal Compliance Schedule, each of Holdings and Buyer is, and at all times since October 1, 2013 has been, in compliance in all material respects with all Laws of foreign, federal, state and local governments and all agencies thereof that are or were applicable to Holdings and Buyer, the operation of their business or the ownership or use of any of their property or assets (excluding matters previously disclosed by Holdings in reports and documents required to be filed by Holdings with the SEC under the Exchange Act). Except as set forth on the Buyer Legal Compliance Schedule, neither Holdings nor Buyer has received, at any time since October 1, 2013, any written notice from any Governmental Body regarding any material actual, alleged or potential violation of or failure to comply with any Law (excluding written notices previously disclosed by Holdings in reports and documents required to be filed by Holdings with the SEC under the Exchange Act).

ARTICLE 6.

PRE-CLOSING COVENANTS

6.01. Conduct of the Business.

(a) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, except as set forth on the attached Conduct of Business Schedule, the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to carry on their respective businesses according to its ordinary course of business and substantially in the same manner as heretofore conducted; provided that, the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness or Seller Transaction Expenses prior to the Closing.

(b) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, except as otherwise provided for by this Agreement or consented to in writing by Buyer, the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after September 30, 2016, would be required to be disclosed on the attached Developments Schedule pursuant to Section 4.06.

(c) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, neither Seller, the Company nor any of its Subsidiaries shall take any action that would result in the Company ceasing to be an S corporation as defined in Section 1361(a)(1) of the Code or in the Company or any of its Subsidiaries ceasing to be a “qualified subchapter S subsidiary” as defined in Section 1361(b)(3)(B) of the Code.

(d) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, neither Seller, the Company nor any of its Subsidiaries shall change any material Tax election, change an annual accounting period, change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes, if such action would have the effect of materially increasing the Tax liability of the Company or its Subsidiaries for any period ending after the Closing Date.

(e) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, except as otherwise provided for by this Agreement or consented to in writing by Buyer, the Company will not, and will not permit any of its Subsidiaries to, declare, set aside, issue, make or pay any dividend or other distribution of assets (whether in cash, stock, personal or real property or other thing of value), in respect of the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than distributions that would not reasonably be expected to result in Net Working Capital being lower than the Net Working Capital Target.

6.02. Access to Books and Records. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, the Company will provide Buyer and its authorized Representatives (“Buyer’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company and its Subsidiaries (except that Buyer will (a) cooperate with Seller to minimize any disruption of patient care activities and areas; and (b) conduct no physically invasive sampling or testing, including, without limitation, soil or groundwater sampling, without the prior written consent of the Company). Notwithstanding anything to the contrary in this

Agreement, neither the Company nor any Subsidiary will be required to disclose any information to Buyer if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege; or (ii) contravene any applicable laws, fiduciary duty or binding agreement entered into prior to the date hereof. Buyer acknowledges that it is and remains bound by the Confidentiality Agreement, dated January 26, 2016, between American Addiction Centers, Inc. and Coker Capital Securities, LLC, d/b/a Coker Capital Advisors on behalf of Seller, as amended from time to time (the “Confidentiality Agreement”).

6.03. Real Property and Environmental Investigations. From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, Buyer and its agents shall have the right, upon reasonable notice to Seller and at mutually acceptable times, from time to time to enter onto the Real Property, including all structures thereon, to make any and all reasonable and customary examinations and inspections of or concerning the Real Property (including, without limitation, sampling and testing of soils, groundwater and building materials, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation, appraisals and title searches). Seller agrees to reasonably cooperate in good faith with Buyer to coordinate such inspections and due diligence investigations and to provide any reasonably requested information relating to the Real Property.

6.04. FIRPTA Certificate. Seller shall deliver to Buyer a certification, dated as of the Closing Date, conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2).

6.05. Exclusive Dealing.

(a) Neither Seller, the Company nor any of the Company’s Subsidiaries or any of their Affiliates or Representatives shall, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each of Seller, the Company and any of the Company’s Subsidiaries shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, stock purchase, merger or otherwise, of all or any portion of the Company, any Subsidiary or any of their respective assets.

(b) Each of Seller and the Company agrees that in the event of any breach or alleged breach of this Section 6.05, Buyer is entitled to seek specific enforcement of this provision by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.06. Notification of Developments. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, the Company may disclose to Buyer in writing (in the form of updated disclosure schedules) any development, fact or circumstance arising after the date hereof causing a breach of any of the representations and warranties contained in Article 3 or 4 hereof and of any breach of the covenants in this Agreement made by the Company or Seller. Such disclosures will amend and supplement the appropriate disclosure schedules delivered on the date hereof and attached hereto; provided that, such disclosures will not be deemed to amend and supplement the appropriate disclosure schedules for purposes of (a) the conditions to the Closing set forth in Section 2.02(a) above or (b) Buyer’s ability to terminate this Agreement pursuant to Section 8.01(b) below.

6.07. Financing Assistance. At and prior to the Closing, Seller and the Company shall provide all cooperation as may be reasonably requested by Buyer in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller, the Company or any of their Subsidiaries), including, without limitation, (a) furnishing to Buyer and the Financing Sources, as promptly as practicable, all Required Information; (b) participating, at reasonable times, in a reasonable number of meetings and due diligence sessions with Buyer’s Financing Sources and cooperating reasonably with the Financing Sources’ due diligence; (c) causing the taking of corporate actions by the Company and its Subsidiaries (subject to the Closing) reasonably necessary for the consummation of the Debt Financing and the Closing; (d) facilitating the providing of guarantees and granting of security interests (and perfection thereof) in and pledges of collateral (including delivery of all stock and other equity certificates of the Company and its Subsidiaries) and assisting in the preparation, and execution and delivery at the Closing, of any definitive documents (including furnishing all information to be included in any schedules thereto or in any perfection certificates) for the financing, including any credit agreements, indentures, notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing as may be reasonably requested by Buyer; provided, that no such definitive guarantee or collateral documents referred to in this clause (d) shall be effective until the Closing Date; (e) arranging for customary payoff letters, Lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness of the Company and its Subsidiaries to be paid off, discharged and terminated on the Closing Date; (f) solely related to Seller, the Company and their Subsidiaries, furnishing all documentation and other information required by Governmental Bodies under applicable “know your customer”, anti-money laundering, anti-terrorism, foreign corrupt practices and similar Laws, rules and regulations of all applicable jurisdictions related to the financing; (g) using its commercially reasonable efforts to cause Seller’s and/or the Company’s and/or its Subsidiaries independent auditors to deliver consents for use of their audit reports and customary comfort letters (including customary “negative assurance” comfort and change period) to the Financing Sources, which such accountants are prepared to issue upon completion of customary procedures; (h) reasonably cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of Seller, the Company or any of their Subsidiaries; and (i) taking such other actions as may be reasonably requested by Buyer in order to consummate the Debt Financing. Nothing contained in this Section 6.07 or otherwise shall require the Company or any of its Subsidiaries or Affiliates to be an issuer or other obligor with respect to any Debt Financing prior to the Closing Date. Buyer shall, promptly upon Seller’s request, reimburse Seller and the Company for all reasonable and documented out-of-pocket costs incurred by Seller or the Company in connection with any cooperation or other matters provided pursuant to this Section 6.07 and shall indemnify and hold harmless the pre-Closing directors and officers of Seller, the Company or their Subsidiaries from and against any and all liability to third parties suffered or incurred by them in connection with the Debt Financing and any information utilized in connection therewith except to the extent arising out of the gross negligence or willful misconduct by Seller, the Company, their Subsidiaries or any of their Representatives. If Seller or the Company become aware of any information that would cause any statements provided by or on behalf of Seller, the Company or its Subsidiaries to be false or misleading with respect to any material fact or omit to state any material fact necessary to make such statements therein not false or misleading, Seller and the Company shall promptly inform Buyer thereof.

6.08. Financing. Not later than forty-five (45) days following the date of this Agreement (the “Deadline”), Buyer shall have obtained an executed commitment letter from a Financing Source for debt financing, in form and substance reasonably satisfactory to Seller (the “Debt Financing Commitment Letter”) that, when taken together with cash on hand and other sources and uses of Buyer, is at least equal to the Aggregate Closing Cash Consideration (the “Debt Financing”). Buyer shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to (a) maintain in effect any executed engagement letter with such Financing Source (the “Debt Financing Engagement Letter”) or any Debt Financing Commitment Letter and (b) enter into definitive financing agreements with respect to the Debt Financing. Upon request of Seller, Buyer shall provide to Seller, on a timely basis, copies of all commitment (but not fee) letters and material definitive documents relating to the Debt Financing, and shall keep Seller reasonably informed of material developments in respect of the Debt Financing. Nothing in this Section 6.08 or any other provision of this Agreement shall require, and in no event shall the “best efforts” of Buyer be deemed or construed to require Buyer to, waive any material term or condition of this Agreement, sell or cause the sale of (i) any real property or (ii) any equity interest on terms unacceptable to Buyer or Holdings, agree to material terms for the Debt Financing that are worse for Buyer or Holdings from those contained in the Debt Financing Commitment Letter, pay any fees or other amounts higher than those contained in the Debt Financing Commitment Letter, commence any legal Action or proceed against any of Buyer’s or Holding’s Financing Sources or take any Action that could cause or result in a Default or an Event of Default (each as defined in that certain Credit Agreement, dated as of June 30, 2017, among Holdings, the administrative agent thereunder and the lenders party thereto from time to time (as amended, restated, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”)). Notwithstanding anything to the contrary contained in this Agreement, (A) in the event the Debt Financing Commitment Letter is not entered within the time frame required by this Section 6.08, the Seller may, in its sole discretion, terminate this Agreement upon written notice to Buyer within ten (10) Business Days after the Deadline, and (B) in the event the Debt Financing is not obtained by Buyer or Holdings for any reason on or prior to the Closing Date, this Agreement may be terminated by Buyer or Seller upon written notice to the other party. In the event this Agreement is terminated pursuant to either of the foregoing clauses (A) or (B), Seller’s sole and exclusive remedies shall be to retain the Deposit and to be paid the Termination Fee in accordance with Section 8.02(b).

6.09. Financing Source Arrangements. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any Action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Person that has committed or subsequently commits to provide or otherwise enters into agreements in connection with providing debt financing to Holdings or any of its Affiliates (the “Financing Sources,” which defined term for the purposes of this provision shall include any administrative agent, any collateral agent, any arranger, any bookrunner, any existing or future lenders, their Affiliates and their and their Affiliates’ respective former, current and future equity holders, members, partners, controlling persons, officers, directors, employees, agents, advisors, attorneys and other representatives) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Commitment Letter, the Debt Financing Engagement Letter, or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Financing Commitment Letter or the Debt Financing Engagement Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing Commitment Letter, the Debt Financing Engagement Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY,

IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING COMMITMENT LETTER, THE DEBT FINANCING ENGAGEMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCING CONTEMPLATED THEREBY. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company and the Representatives and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members and equity holders shall not have any rights or claims against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter, the Debt Financing Engagement Letter or the performance thereof or the Debt Financing contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company, the Representatives or any equity holder of the Company or the Representatives, or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letter, the Debt Financing Engagement Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of Section 6.07, Section 6.08, this Section 6.09, Section 8.02 and Sections 11.06 (Assignment), 11.09 (Amendment and Waiver) and 11.15 (No Third Party Beneficiaries), in each case as if the Financing Sources were parties to this Agreement. None of Section 6.07, Section 6.08, this Section 6.09, Section 8.02 and Sections 11.06 (Assignment), 11.09 (Amendment and Waiver) and 11.15 (No Third Party Beneficiaries) (or any other provision or defined term that would affect the application of those provisions to the Financing Sources) may be amended, modified or supplemented, or any of their provisions waived, in each case, in a manner that adversely impacts the Financing Sources, without the prior written consent of the Financing Sources, which consent may be granted or withheld in the sole discretion of the Financing Sources. Nothing in this Section 6.09 will limit the rights of Holdings or Buyer in respect of the Debt Financing under the Debt Financing Commitment Letter, the Debt Financing Engagement Letter or otherwise.

6.10. Current Evidence of Title.

(a) Buyer, at Buyer’s sole expense and within thirty (30) days following the date of this Agreement, may obtain from a nationally recognized title insurance company (the “Title Insurer”), the following items related to the Specified Owned Real Property:

(i) title commitments issued by the Title Insurer to insure title to all land, improvements, insurable appurtenances, if any, in an aggregate amount equal to the value of the Final Aggregate Closing Cash Consideration, Closing Stock Consideration and Note allocated to the Specified Owned Real Property covering such Specified Owned Real Property, naming the Buyer (or its designee) as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA form owner’s policy of title insurance (each a “Title Commitment”);

(ii) complete and legible copies of all recorded and unrecorded documents listed as matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as exceptions thereunder; and

(iii) zoning reports with respect to the Specified Owned Real Property.

(b) Each Title Commitment shall include the Title Insurer’s reasonable requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Liens, but excluding monetary Permitted Liens), including, but not limited to, execution of standard owner’s affidavits and delivery of corporate authorization documents.

(c) If any of the following shall occur (collectively, a “Title Objection”) then the Buyer shall notify Seller in writing (“Buyer’s Notice”) of such matters within sixty (60) days after the date of this Agreement:

(i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;

(ii) any title exception is disclosed in any Title Commitment that is not one of the Permitted Liens or one that the Buyer objects to hereunder;

(iii) any survey obtained at the Buyer’s expense discloses any material matter that the Buyer objects to hereunder (each a “survey” and collectively, the “Survey”); or

(iv) any zoning report at the Buyer’s expense discloses any material matter that the Buyer objects to hereunder.

In the event that the Title Insurer amends or updates a Title Commitment after the Buyer’s delivery of Buyer’s Notice to Seller (each, a “Title Commitment Update”), the Buyer shall furnish Seller with a written statement of Title Objections to any matter first raised in a Title Commitment Update within ten (10) days after its receipt of such Title Commitment Update. After the date of this Agreement, Seller shall not execute any deed, easement, agreement, restriction, commitment, covenant or otherwise create, place, grant, convey, allow, modify, alter or change any matter or agreement materially affecting title of the Specified Owned Real Property, unless Seller obtains the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed. If any new title exceptions to the Title Commitments are reflected in the Title Commitment Update (“New Defects”), Seller shall promptly notify Buyer in writing and provide any and all documentation related thereto to the extent created by Seller. Buyer may notify Seller in writing of any objections to the New Defects within ten (10) days of receipt of the Title Commitment Update and documentation relating thereto (“New Defects Objection”).

(d) Seller shall have the right, but not the obligation, to cure each Title Objection (provided that Seller shall be obligated to satisfy and obtain the releases of any monetary Liens as required per the terms of Section 6.10(c) above) and New Defects Objection. Any title exception, New Defect or matters disclosed by any survey not objected to by the Buyer in the manner aforesaid shall be deemed to be acceptable to the Buyer and considered a “Permitted Encumbrance.” If Seller elects not to cure (or is deemed not to cure) any Title Objection or New Defects identified in any Title Objection or New Defects Objection specified in Buyer’s Notice, or if Seller is unable to effect a cure of the same prior to the Closing, Buyer shall have the following options to be given by written notice within five (5) Business Days of its receipt of Seller’s notice or deemed election not to cure or the day on which it is determined that Seller is unable to cure such Title Objections: (i) waive the Title Objections and proceed to Closing without reduction of the Aggregate Closing Cash Consideration; or (ii) to terminate this Agreement. Buyer’s failure to exercise in writing either of its rights described in the foregoing clauses (i)

and (ii) of this Section 6.10(d) in the time provided shall be deemed to be Buyer’s intent to exercise its right in clause (i) of this Section 6.10(d) to waive the Title Objections and proceed to Closing without reduction of the Aggregate Closing Cash Consideration. In the event Seller does not provide written notice to the Buyer within ten (10) days of receipt of the Buyer’s Notice of those Title Objections that it is unwilling or unable to cure any Title Objections or New Defects, then Seller shall be deemed to have elected to cure such Title Objections or New Defects. All matters regarding title to which Buyer does not object in writing shall be deemed a Permitted Encumbrance.

(e) Notwithstanding anything contained herein to the contrary, the Specified Owned Real Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Encumbrances:

(i) the rights of tenants, as tenants only, under a Real Property Lease identified on the Real Property Schedule;

(ii) the Lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(iii) all matters, whether or not of record, that arise out of the actions of Buyer or its agents, Representatives or contractors; and

(iv) those matters which Seller is not obligated to remove as provided above, subject to Buyer’s right to terminate this Agreement pursuant to Section 6.10(c) above.

(f) Buyer shall be entitled to request that the Title Insurer provide such endorsements to any title policy as Buyer may reasonably require, provided that (i) such endorsements shall be at no cost to Seller (provided Seller shall be obligated to execute such reasonable certificates as required pursuant to Section 6.10(c) above); (ii) Buyer’s obligations under this Agreement shall not be conditioned upon the issuance of such endorsements, and to the extent that such endorsements cannot be obtained, Buyer shall nevertheless be obligated to proceed to close the transactions contemplated hereby without reduction of or set off against the Aggregate Closing Cash Consideration; and (iii) the Closing shall not be delayed as a result of Buyer’s request.

6.11. Closing Stock Consideration. In the event that the Closing Stock Consideration is to be issued by Holdings to Seller’s designees, such designees shall, prior to receiving any such Closing Stock Consideration, make to Buyer and Holdings representations and warranties that are substantially similar, in Holding’s sole discretion, to those made by the Company and Seller in Section  4.23 herein.

ARTICLE 7.

ADDITIONAL COVENANTS

7.01. Access to Books and Records. From and after the Closing, Buyer will cause the Company to provide Seller and its authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit the Company to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company or any of its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof. Notwithstanding anything to the contrary in this Agreement, Buyer will not be required to disclose any information to Seller or the Company if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege; or (ii) contravene any applicable laws, fiduciary duty or binding agreement entered into prior to the date hereof. Buyer acknowledges that it is and remains bound by the Confidentiality Agreement.

7.02. Notification of Developments. During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.01 hereof, Buyer may disclose to Seller and the Company in writing (in the form of updated disclosure schedules) any development, fact or circumstance arising after the date hereof causing a breach of any of Buyer’s representations and warranties contained in Article 5 hereof; provided that such disclosures will not be deemed to amend and supplement the appropriate disclosure schedules for purposes of (a) the conditions to the Closing set forth in Section 2.03(a) above or (b) the Company’s ability to terminate this Agreement pursuant to Section 8.01(c) below.

7.03. Director and Officer Liability and Indemnification.

(a) Buyer acknowledges that (i) each Person that at any time prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the governing documents of the Company and each of its Subsidiaries in effect as of the Closing (“D&O Provisions”); (ii) such D&O Provisions are rights of contract; and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Company’s or any of its Subsidiaries’, as the case may be, obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) At or prior to the Closing, the Company will obtain, maintain and fully pay for irrevocable “tail” insurance policies (the costs of such policies shall be paid by the Seller) naming the Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer will not, or will cause the Company not to, cancel or change such insurance policies in any respect.

(c) In the event of a Change in Control, then Buyer and the Company will, in each such case, use their respective commercially reasonable efforts to facilitate the successors and assigns of the Company assuming the obligations set forth in this Section 7.03. The provisions of this Section 7.03(c) will apply to all of the successors and assigns of the Company.

7.04. Regulatory Filings.

(a) Buyer Regulatory Filings. As soon as reasonably possible but in no event later than thirty (30) Business Days following the later of the date hereof (except with respect to any Filings made pursuant to Section 7.04(d)) and the date Buyer receives complete information from Company or Seller necessary to complete the Filings (except with respect to Filings that do not require information from Company or Seller), Holdings and Buyer will make or cause to be made, at their sole cost and expense, all Filings under any material laws or regulations applicable to Holdings and Buyer, including

Filings where the applicant is Company or a Subsidiary of Company, for the consummation of the transactions contemplated herein that are the responsibility of Holdings or Buyer to file under applicable Law, including (i) the Filings identified on the attached Buyer Authorization Schedule that are required to be made with a Governmental Body; (ii) any Filings required under the Securities Act, the Exchange Act, NYSE, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country; and (iii) any necessary approvals, consents, waivers, Permits, authorizations or other actions or non-actions from each Governmental Body (“Governmental Approvals”) and specifically with respect to the Governmental Approvals set forth on Schedule 7.04(a) attached hereto. Seller will coordinate and cooperate with Holdings and Buyer in exchanging such information and providing such assistance as Holdings or Buyer may reasonably request in connection with the foregoing.

(b) Seller Regulatory Filings. As soon as reasonably possible, the Seller and the Company will make or cause to be made, at their sole cost and expense, all Filings under any material laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein that are the responsibility of the Seller or the Company to file under the applicable Law, including the Seller’s Notice of Material Change to be filed with the MHPC. Buyer will coordinate and cooperate with Seller and the Company in exchanging such information and providing such assistance as Seller or the Company may reasonably request in connection with the foregoing.

(c) Cooperation.

(i) Subject to restrictions required by Law, Buyer and the Company shall promptly supply, and shall cause their Affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any Filings or applications pursuant to Section 7.04(a) or 7.04(b).

(ii) Subject to the terms of the Confidentiality Agreement or restrictions required by Law, Buyer and the Company will use commercially reasonable efforts to notify the other party promptly upon the receipt of: (A) any comments or questions from any officials of any Governmental Body in connection with any Filings made pursuant hereto; and (B) any request by any officials of any Governmental Body for amendments or supplements to any Filings made pursuant to any applicable Laws and rules and regulations of any Governmental Body. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Filing made pursuant to Section 7.04(a) or 7.04(b), Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each party shall give reasonable notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Body or the staff or regulators of any Governmental Body, with the intent that such reasonable notice be sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(iii) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, on the one hand, and Buyer, on the other hand, agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (A) the causing of all of the conditions set forth in Article 2 to the other parties’ obligations to consummate the transactions contemplated hereby to be satisfied and to consummate the other transactions contemplated hereby; (B) the prompt obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, Orders and authorizations from Governmental Bodies, including the Governmental Approvals, in each case required by it and the making of all necessary registrations, declarations and Filings (including registrations, declarations and Filings with Governmental Bodies, if any, and payment of all related filing fees) required by it; and (C) the prompt obtaining of all necessary consents, approvals or waivers from third parties (provided, however, in no event shall obtaining any such consent, approval or waivers be required as a condition to Closing hereunder, except for those set forth in the Buyer Authorization Schedule and the Authorization Schedule). The parties hereto shall not intentionally take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required Permits or Orders or the Governmental Approvals.

(d) HSR Approvals.

(i) Without limiting the foregoing provisions of this Section 7.04, if required by the HSR Act, each party hereto agrees to make an appropriate Filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as reasonably practicable (but not later than fifteen (15) Business Days from entering into this Agreement) and to respond as reasonably promptly as practicable to the appropriate Governmental Body to any request for additional information and documentary material that may be requested pursuant to the HSR Act. The parties shall request and Buyer shall use commercially reasonable efforts to obtain early termination of the waiting period provided for in the HSR Act. Buyer shall pay the filing fees under the HSR Act with respect to the transaction contemplated by this Agreement.

(ii) Notwithstanding anything to the contrary contained in this Agreement, none of Buyer, Seller, the Company, or any of their respective Affiliates shall be required to: (i) sell, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any of their respective properties or assets, businesses or interests; (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such properties or assets, businesses or interests; (iii) agree to terminate any of their respective existing relationships, contractual rights or obligations; or (iv) agree to any material modification or waiver of the terms and conditions of this Agreement.

7.05. Contact with Clients and Suppliers. Subject to restrictions required by law, prior to the Closing, Buyer and Buyer’s Representatives will contact and communicate with the employees, clients, suppliers and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Seller, which shall not be unreasonably withheld, delayed or conditioned.

7.06. Assistance with SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of Buyer in connection with the transactions contemplated hereby or the financial results of the acquired business of the Company, including, without limitation, any pre-Closing unaudited balance sheets, statements of operation, statements of income, statements of cash flows, or similar financial results of the Company. Sellers shall provide all such cooperation as Buyer may reasonably request in connection with such filing requirements (and the preparation thereof). Buyer shall reimburse Seller for the required out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Seller in connection with performing its obligations under this Section 7.06.

7.07. Additional Financial Information. The Company will furnish to Buyer (a) an unaudited consolidated balance sheet and an unaudited consolidated income statement for the Company for each quarterly period prior to the Closing Date as soon as they become available, and in any event, not later than forty-five (45) days after the end of each quarter for each such quarterly period financial statement, (b) an unaudited balance sheet and an unaudited income statement for each of ARI, AHW and AdCare Criminal Justice Services, Inc., a Massachusetts corporation, for each full monthly period prior to the Closing Date as soon as they become available, and in any event, not later than thirty (30) days after the end of each month for each such monthly period financial statement, and (c) an aging schedule of the accounts receivable of the Company, ARI or AHW. Such financial statements in (a) and (b) shall be prepared on a basis consistent with the Financial Statements.

7.08. Rule 144; No Integration. Holdings shall use commercially reasonable efforts to (a) timely file all reports required to be filed by it under the Securities Act or the Exchange Act, and (b) take such further action as the holders of Closing Stock Consideration may reasonably request, all to the extent required from time to time to enable such holders to sell the Closing Stock Consideration without registration under the Securities Act within the limitation of the exemption provided by Rule 144 or any similar rule or regulation hereafter adopted by the SEC. Buyer shall not make any offers or sales of any security under circumstances that would require registration of the Closing Stock Consideration being offered hereunder under the Securities Act or cause the offering of the Closing Stock Consideration to be integrated with any other offering of securities by Holdings for the purpose of any stockholder approval provision applicable to Holdings or its securities.

7.09. Plans. If Buyer provides written notice to the Seller at least thirty (30) days prior to the Closing Date, then effective no later than the day immediately preceding the Closing Date, the Seller will terminate any or all existing Plans as requested by the Buyer; provided, however, that neither the Seller, Company nor any of the Subsidiaries shall be required to incur any expense in connection with such termination. The Seller shall provide resolutions or other documents required to effect such termination of the Plans (the form and substance of which will be subject to review and approval by Buyer) at least five (5) days prior to Closing.

ARTICLE 8.

TERMINATION

8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Buyer and Seller;

(b) By Buyer, if there has been a violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company or Seller within (i) thirty (30) days after written notice thereof from Buyer or (ii) any shorter period of time that remains between the date such written notice is provided and the End Date; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to Buyer if Buyer is then in breach of any representation, warranty, covenant or agreement in this Agreement;

(c) By the Seller, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company and Seller at the Closing and such violation or breach has not been waived by Seller or, in the case of a covenant breach, cured by Buyer within (i) thirty (30) days after written notice thereof by Seller or (ii) any shorter period of time that remains between the date such written notice is provided and the End Date; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Seller if the Seller or the Company is then in breach of any representation, warranty, covenant or agreement in this Agreement;

(d) By either Buyer or Seller if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable Order is in effect, which enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to any party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such Order or other Action;

(e) By Seller if: (i) all of the conditions to Closing set forth in Section 2.01 that are to be satisfied by Seller and all of the conditions to Closing set forth in Section 2.02 have been satisfied or waived by Buyer as of the Closing Date (other than those conditions that by their terms are to be satisfied by actions taken at the Closing and could have been satisfied or would have been waived by the Company assuming a Closing would occur); (ii) Seller has notified Buyer that Seller is ready, willing and able to consummate the transactions contemplated by this Agreement; and (iii) Buyer fails to complete the Closing within two (2) Business Days after the first day of the month after the month in which all of the conditions set forth in Article 2 of this Agreement are satisfied or waived;

(f) By either Buyer or Seller if the transactions contemplated hereby have not been consummated on or before March 13, 2018 (the “End Date”); provided, however, if the Closing has not occurred due solely to the failure of a party to receive a required consent or approval from a Governmental Body that is a condition to Closing hereunder, the End Date shall be automatically extended to May 13, 2018; provided, further, that the termination right under this Section 8.01(f) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to have been consummated on or before the End Date; or

(g) By Seller or Buyer in accordance with the provisions of Section 6.08.

8.02. Effect of Termination.

(a) In the event of the termination of this Agreement by either Buyer or the Seller as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 8.02 and Article 11 hereof which will survive the termination of this Agreement in accordance with their terms; provided, however, that the last sentence of Section 6.02 above, and the Confidentiality Agreement referred to therein, will survive the termination of this Agreement in accordance with their terms), and there will be no liability on the part of any of Buyer, Holdings, the Company, or Seller to one another, except for any Actions or claims based upon any fraud, intentional misrepresentations, or knowing or willful breaches of the covenants contained in this Agreement prior to the time of such termination.

(b) In the event that this Agreement is validly terminated by the Sellers pursuant to Section 8.01(c), Section 8.01(e) or Section 8.02(g), Buyer and Holdings shall promptly pay or cause to be paid (but in no event later than two (2) Business Days after the date of such termination) cash in the amount of $2,000,000 (together with the Deposit, the “Termination Fee”) to Seller by wire transfer of immediately available funds. The payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. The payment of the Termination Fee shall be the sole and exclusive remedy available to Seller with respect to this Agreement and the transactions in the event of termination of this Agreement pursuant to Section 8.01(c), Section 8.01(e) or Section 8.02(g), and upon payment of the Termination Fee, Buyer shall have no further liability to Seller hereunder and the Financing Sources shall have no liability to Seller hereunder; provided, however, that the foregoing limitation shall not apply in the event of any liabilities or damages incurred or suffered by Seller in the case of a breach of this Agreement by Buyer or Holdings involving fraud or willful or intentional misconduct.

(c) Notwithstanding anything to the contrary contained herein, the Seller, Company, their Affiliates or Representatives agree that none of such parties shall have any rights or claims against any of Buyer’s Financing Sources in connection with this Agreement or the transactions contemplated hereby or thereby and no Financing Source shall have any rights or claims against the Seller, Company or its Representatives or their Affiliates in connection with this Agreement or the transactions contemplated hereby or thereby, in each case, whether at law or equity, in contract, in tort or otherwise; provided, that following consummation of the transaction, the foregoing will not limit the rights of the parties to the Debt Financing under the definitive documentation related thereto.

ARTICLE 9.

ADDITIONAL COVENANTS AND AGREEMENTS

9.01. Survival.

(a) (i) The Fundamental Representations or Buyer Fundamental Representations will survive the Closing for ten (10) years following the Closing Date; (ii) the representations and warranties contained in Sections 4.11, 4.15, 4.18(a)-(g) and 4.19 (the “SOL Representations”) will survive the Closing for the applicable statute of limitations period, if any; and (iii) all other representations and warranties contained in Articles 3, 4, and 5 (that are not Buyer Fundamental Representations, Fundamental Representations or SOL Representations) will survive the Closing and will terminate on the date that is eighteen (18) months after the Closing Date;

(b) The covenants contained in Articles 6 and 7 will terminate on the Closing Date unless a specific covenant contained in Article 6 or 7 requires performance after the Closing Date, in which case such covenant will survive for the period contemplated in such covenant; and

(c) The agreements and covenants set forth in Articles 9, 10 and 11 will survive in accordance with the terms thereof.

9.02. Indemnification of Buyer.

(a) From and after the Closing (but subject to the terms and conditions of this Article 9), Buyer Indemnitees will be indemnified by Seller from the Escrow Funds (to the extent of available funds) or otherwise as set forth in this Article 9 in respect of any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) whether or not involving a Third Party Claim (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by Buyer or any of its Affiliates, officers, directors, employees, shareholders, Representatives or agents (the “Buyer Indemnitees”) to the extent such Loss directly or indirectly results from (i) a breach of any representation or warranty of Seller or the Company contained in Articles 3 and 4 of this Agreement, in each case taking into account any disclosure made pursuant to Section 6.06, or any certificates delivered by Seller or the Company pursuant to this Agreement; (ii) any breach of any covenant of Seller contained in this Agreement; (iii) any and all liability for Taxes with respect to a Pre-Closing Tax Period of the Company and its Subsidiaries, other than (1) any such Taxes that have been taken into account for purposes of Net Working Capital or otherwise under Article 1 hereof, or (2) any such Taxes that have been paid by Seller pursuant to Section 9.09; (iv) any breach of any covenant of the Company contained in this Agreement requiring performance by the Company prior to the Closing; (v) any Indebtedness not paid in full by Seller or the Company at the Closing; (vi) any Transaction Fees not paid in full by Seller or the Company at Closing; or (vii) those matters set forth on the Legal Compliance Schedule, the Health Care Matters Schedule and the Employment and Labor Matters Schedule (solely with respect to those matters disclosed pursuant to Section 4.21(e)).

(b) A Buyer Indemnitee’s entitlement to recover a Loss pursuant to this Agreement shall be subject to the following limitations:

(i) No Buyer Indemnitees will be entitled to any indemnification for a Loss under Section 9.02(a)(i) if, with respect to any individual item, or series of related items, of Loss, such item(s) is less than Twenty Thousand Dollars ($20,000) (such amount, with respect to recovery by either a Buyer Indemnitee or a Seller Indemnitee, a “Minor Claim”)

(ii) No Buyer Indemnitee will be entitled to any indemnification for a Loss under Section 9.02(a)(i) until the aggregate amount of all Losses incurred by the Buyer Indemnitee (including Minor Claims) exceeds Two Hundred Fifty Thousand Dollars ($250,000) (such amount, with respect to recovery by either a Buyer Indemnitee or a Seller Indemnitee, the “Deductible”), in which case the Buyer Indemnitee will be entitled to recover the amount of such Losses in excess of the Deductible.

(iii) Any indemnification of the Buyer Indemnitees pursuant to Section 9.02(a)(i) will be effected first by a set off against the principal amount of the Note and, to the extent such claim for indemnification exceeds the then outstanding principal and interest due under the Note, the remaining amount will be paid from the Escrow Funds in accordance with the terms of the Escrow Agreement. Except as provided in Sections 9.02(c) through 9.02(e) below, the set off against the Note and the Escrow Funds will be the Buyer Indemnitees’ sole and exclusive source of recovery for any amounts owing to Buyer Indemnitees pursuant to Section 9.02(a)(i).

(c) The Minor Claim and Deductible limitations set forth in Sections 9.02(b)(i) and 9.02(b)(ii) shall not apply to any Losses arising out of, relating to or resulting from any breach of the representations and warranties set forth in Sections 3.01, 3.02, 3.04, 3.05, 4.01, 4.03, 4.04, 4.08 and 4.24 (“Fundamental Representations”), any Losses arising out of Sections 9.02(a)(ii), (iii), (iv), (v), (vi), or (vii) of this Agreement, or any Losses incurred by the Buyer Indemnitees in connection with any Action or claim based upon any fraud committed or intentional misrepresentation made by Seller or Company in connection with this Agreement.

(d) The aggregate liability of Seller for any Loss in respect of the SOL Representations shall not exceed Thirty Million Dollars ($30,000,000), which will be effected first by set off against the principal amount of the Note, second, to the extent such claim for indemnification exceeds the then outstanding principal and interest due under the Note, the excess amount will be paid from the Escrow Funds in accordance with the terms of the Escrow Agreement and, third, to the extent such claim for indemnification exceeds the then outstanding principal and interest due under the Note and the Escrow Funds, the remaining amount will be paid by Seller.

(e) The aggregate liability of Seller for any Loss in respect of the Fundamental Representations and in respect of Sections 9.02(a)(ii), (iii), (iv), (v), (vi) and (vii), shall be the Aggregate Closing Consideration actually received by Seller, which will be effected first by set off against the principal amount of the Note, second, to the extent such claim for indemnification exceeds the then outstanding principal and interest due under the Note, the excess amount will be paid from the Escrow Funds in accordance with the terms of the Escrow Agreement and, third, to the extent such claim for indemnification exceeds the then outstanding principal and interest due under the Note and the Escrow Funds, the remaining amount will be paid by Seller. For the avoidance of doubt, the aggregate liability of Seller for any and all Losses pursuant to Section 9.02(a), other than Losses incurred by the Buyer Indemnitees in connection with any Action or claim based upon any fraud committed or intentional misrepresentation made by Seller or Company in connection with this Agreement, shall be the Aggregate Closing Consideration actually received by Seller.

(f) All payments under this Section 9.02 will be treated by the parties as adjustments to the aggregate purchase price paid by Buyer pursuant to this Agreement.

9.03. Indemnification of Seller.

(a) From and after the Closing (but subject to the provisions of this Article 9), Holdings and Buyer will indemnify Seller and its Affiliates, and each of their Representatives and agents (the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from or related to (i) any breach of any representation or warranty of Holdings and Buyer contained in this Agreement, (ii) any breach of any covenant of Holdings and Buyer contained in this Agreement requiring performance by Holdings or Buyer prior to the Closing or by Holdings or Buyer or the Company at or after the Closing, and (iii) actions taken by Holdings, Buyer, the Company or any of its Subsidiaries on or after the Closing Date or relating to the post-Closing operations of the Company and its Subsidiaries.

(b) A Seller Indemnitee’s entitlement to recover a Loss pursuant to this Agreement shall be subject to the following limitations:

(i) No Seller Indemnitees will be entitled to any indemnification for a Loss under Section 9.03(a)(i) if, with respect to any individual item, or series of related items, of Loss, such item(s) constitutes a Minor Claim.

(ii) No Seller Indemnitee will be entitled to any indemnification for a Loss under Section 9.03(a)(i) until the aggregate amount of all Losses incurred by the Seller Indemnitee (including Minor Claims) exceeds the Deductible, in which case the Seller Indemnitee will be entitled to recover the amount of such Losses in excess of the Deductible.

(iii) The maximum amount of Losses that may be recovered by the Seller Indemnitee under Section 9.03(a)(i) of this Agreement shall be Fifteen Million Dollars ($15,000,000).

(c) The Minor Claim and Deductible limitations set forth in Section 9.03(b)(i) and (ii) shall not apply any Losses arising out of, relating to or resulting from any breach of the representations and warranties set forth in Sections 5.01, 5.02, 5.03, and 5.13 (“Buyer Fundamental Representations”), or any Action or claim based upon any fraud committed or intentional misrepresentation made by Holdings or Buyer in connection with this Agreement.

(d) The aggregate liability of Holdings and Buyer for any Loss in respect of Buyer Fundamental Representations, Sections 9.03(a)(ii) or (iii), or any Action or claim based upon any fraud committed or intentional misrepresentation made by Holdings or Buyer in connection with this Agreement, shall not exceed the Aggregate Closing Consideration actually paid by Buyer.

(e) All payments under this Section 9.03 will be treated by the parties as adjustments to the aggregate purchase price paid by Buyer pursuant to this Agreement.

9.04. Expiration of Claims. The ability of any Person to receive indemnification under Sections 9.02 or 9.03 will terminate on the applicable survival termination date (as set forth in Section 9.01), unless such Seller Indemnitee or Buyer Indemnitee, as applicable, will have incurred a Loss prior to the termination date and made a proper claim for indemnification pursuant to Sections 9.02 or 9.03, prior to such termination date, as applicable, or such Seller Indemnitee or Buyer Indemnitee, as applicable, will have made a proper claim for indemnification pursuant to Sections 9.02 or 9.03 prior to such termination date, as applicable, regarding a pending or threatened claim or issue. If a Seller Indemnitee or a Buyer Indemnitee has made a proper claim for indemnification pursuant to Sections 9.02 or 9.03 prior to such termination date, then such claim for such Loss incurred (and only such claim for such Loss incurred), if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 9.01. Notwithstanding anything in this Agreement to the contrary, except for claims based upon any breach of the Fundamental Representations, any breach of the SOL Representations, in respect of Sections 9.02(a)(ii), (iii), (iv), (v), (vi) and (vii), or instances of fraud or intentional misrepresentation, all claims by any Buyer Indemnitee will immediately terminate and expire at such time as the Note is no longer outstanding and payable and as all Escrow Funds have been distributed. Each party hereto understands, acknowledges and agrees that this Article 9 will be the sole and exclusive remedy of such Persons against Seller, Buyer or Holdings, as the case may be; provided, however that nothing herein shall preclude or impair any claim (i) for specific performance or other equitable relief, (ii) based upon fraud committed or intentional misrepresentation made by any party hereto or (iii) in respect of an amount owing to a party pursuant to Section 1.02.

9.05. Inter-Party Claims. In order for a party to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), such Claiming Party must notify the other party or parties from whom such indemnification is sought (the “Defending Party”) in writing promptly after discovery of the occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Defending Party will have been actually prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. The Defending Party shall have fifteen (15) Business Days after its receipt of such notice to respond in writing to such claim. The Claiming Party will thereupon give the Defending Party reasonable access during normal business hours to the books, records and assets of the Claiming Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any employee of the Claiming Party related thereto at a mutually convenient time. If the Defending Party disputes its liability with respect to any such claim, the Defending Party and the Claiming Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction. The Claiming Party will have the burden of proof in establishing the amount of Losses suffered by it. If the Defending Party does not so respond in writing within such fifteen (15) Business Day period, the Defending Party shall be deemed to have rejected such claim, in which case the Claiming Party shall be free to pursue such remedies as may be available to the Claiming Party on the terms and subject to the provisions of this Agreement

9.06. Third Party Claims.

(a) In order for a Claiming Party to seek any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a “Third Party Claim”), such Claiming Party must notify the Defending Party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent the Defending Party will have been actually prejudiced as a result of such failure. After providing the notice described in the preceding sentence, the Claiming Party will deliver to the Defending Party, within five (5) Business Days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (subject to a reservation of rights) with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof. If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel and experts employed by the Defending Party, it being understood, however, that the Defending Party will control such defense. The Defending Party will be liable for the fees and expenses of counsel employed by the Claiming Party for any period during which the Defending Party has not assumed the defense thereof. If the Defending Party is also a person against whom the Third Party Claim is made, or if the Third Party Claim is made by a Governmental Body, and the Claiming Party determines in good faith that defense by the Defending Party or joint representation would be inappropriate, the Defending Party will not be entitled to assume the defense of such a Third Party Claim and will be liable for the fees and expenses of counsel and experts employed by the Claiming Party. If the Defending Party defends any Third Party Claim, then all the parties will cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Defending Party assumes the defense of a Third Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claim may be made without the Claiming Party’s Consent, which shall not be unreasonably withheld, conditioned or delayed. Whether or not the Defending Party will have assumed the defense of a Third Party Claim, neither the Claiming Party nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Defending Party, which shall not be unreasonably withheld, conditioned or delayed. The procedures with respect to Tax-related claims shall be governed by Section 9.09 and not by Sections 9.05 and 9.06.

9.07. Mitigation. The Party entitled to indemnification shall use commercially reasonable efforts to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder to the extent required by applicable Law.

9.08. Determination of Loss Amount.

(a) The amount of any and all Losses under this Article 9 will be determined net of any amounts recovered by any Claiming Party or any of such Claiming Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Claiming Party or such Claiming Party’s Affiliates is a party or has rights (net of any costs of investigation, deductibles, collection, co-payments or premium increases related, directly or indirectly, to the underlying claim).

(b) (i) For purposes of calculating Losses to which a Buyer Indemnitee is entitled under this Article 9, such Losses shall not include (A) any punitive or speculative damages, except to the extent paid or payable to a third party; (B) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; and (C) such Losses shall be reduced by the amount of any prior or subsequent recovery by a Buyer Indemnitee from any other Person (other than Seller or the Company) with respect to such Losses (net of any costs of recovery);

(ii) for purposes of calculating Losses to which Seller Indemnitee is entitled under this Article 9, such Losses shall not include (A) any punitive or speculative damages, except to the extent paid or payable to a third party; (B) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; and (C) such Losses shall be reduced by the amount of any prior or subsequent recovery by a Seller Indemnitee from any other Person (other than Buyer or Holdings) with respect to such Losses (net of any costs of recovery).

(c) No Buyer Indemnitee will be entitled to any indemnification under this Article 9 to the extent such matter (i) was taken into account in determining the Final Aggregate Closing Cash Consideration pursuant to Section 1.02; (ii) was reserved for in the Financial Statements; (iii) is included in the Closing Statement; or (iv) is set forth on the disclosure schedules to this Agreement.

(d) For purposes of determining failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating the amount of Losses to which any Person is entitled to be indemnified under this Article 9, the terms “material,” “materiality,” “material adverse effect,” and “Material Adverse Effect” will be disregarded.

9.09. Tax Matters.

(a) Responsibility for Filing Tax Returns. Seller (which for purposes of this Section 9.09 includes any Representatives or advisors of Seller) shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to the Company and its Subsidiaries for any Pre-Closing Tax Periods (other than Straddle Periods) in a manner which is consistent with past practice, except as otherwise required by applicable law. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to the Company and its Subsidiaries for Post-Closing Tax Periods (other than Straddle Periods). In the case of any Tax Return for a Straddle Period, such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law. Buyer shall provide such Straddle Period Tax Returns (including supporting workpapers and any other information reasonably requested by Seller) to Seller, for Seller’s review and comment, at least sixty (60) days prior to the earlier of the date on which such Tax Returns are required to be filed (taking into consideration applicable extensions) or the date on which such Tax Returns are actually filed. Within ten (10) days after the receipt of any Straddle Period Tax Return, Seller will submit to Buyer in writing any proposed changes to such Tax Return. Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Straddle Period Tax Return within fifteen (15) days after Buyer’s receipt of written proposed changes from Seller. Any unresolved disputes will be resolved by the Accounting Firm (or another nationally recognized independent public accounting firm agreed upon by Buyer and Seller), the costs of which shall be borne by each party in the percentage inversely proportionate to the percentage of the total amount of the total items submitted for dispute that are resolved in such party’s favor. The determination of such Accounting Firm shall be binding on the parties. In the event the Accounting Firm does not resolve any disputed issue prior to the due date for such Tax Return, then such Tax Return shall be filed as prepared by Buyer (reflecting any changes agreed to by Buyer and Seller), and Buyer shall use reasonable efforts to file an amended Tax Return to reflect the Accounting Firm’s final resolution of such disputed issue. Except as otherwise required by law, without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Seller, neither Buyer nor the Company or any of its Subsidiaries shall (i) file any Tax Return (amended or otherwise) with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period; or (ii) enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries for any Pre-Closing Tax Period, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, in each case to the extent such action could reasonably be expected to increase the Tax liability of Seller or any liability of Seller under this Agreement.

(b) Payment of Pre-Closing Taxes. Seller shall pay to the Company or any of its Subsidiaries (as applicable), at least two (2) Business Days prior to the date on which the Tax Returns for the Pre-Closing Tax Period are due, the amount of any unpaid Taxes of the Company or any of its Subsidiaries (as applicable) with respect to any Pre-Closing Tax Period (and with respect to a Straddle Period, the pre-Closing Date portion of any Taxes due for such Straddle Period, determined in accordance with Section 9.09(c)); provided, however, that Seller shall not be liable for or pay, nor shall indemnify or hold harmless any Person from and against Losses incurred by such Person in connection with or arising from (i) any such Taxes that have been taken into account for purposes of Net Working Capital or otherwise under Article 1 hereof; and (ii) any such Taxes that have been reimbursed pursuant to Section 9.02.

(c) Straddle Period Allocation. The parties shall cause, to the maximum extent possible under applicable law, any taxable period of the Company and its Subsidiaries that would otherwise be a Straddle Period to end on the Closing Date. In order to apportion appropriately any Taxes relating to the Straddle Period, Buyer shall cause the Company and its Subsidiaries, to the extent permitted by law, to elect with the relevant Taxing Authority to treat for all Tax purposes the Closing Date as the last day of the taxable period of the Company and its Subsidiaries. In any case where applicable law does not permit the Company and its Subsidiaries to treat the Closing Date as the last day of the taxable year or period, for purposes of this Agreement, the portion of any Tax payable with respect to a Straddle Period will be allocated between the period of the Straddle Period that extends before the Closing Date through (and including) the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day immediately after the Closing Date to the end of the Straddle Period in accordance with this Section 9.09(c). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the taxable year or period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the end of the day on the Closing Date.

(d) Transaction Tax Deductions. To the extent permitted by law, any and all deductions related to (i) expenses with respect to Indebtedness being paid by or on behalf of the Company or any of its Subsidiaries in connection with the Closing; and (ii) all transaction expenses and payments that are paid by or on behalf of the Company or any of its Subsidiaries prior to or in connection with the Closing and deductible for Tax purposes, including Seller Transaction Expenses and other fees and expenses of legal counsel, accountants and investment bankers (such deduction described in clauses (i) and (ii), the “Transaction Tax Deductions”) shall be treated for Income Tax purposes as having been incurred by Seller in, and reflected as a deduction on the Income Tax Returns of Seller for, the taxable period or portion thereof ending on the Closing Date.

(e) Cooperation. Seller, the Company and its Subsidiaries, and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, trustees, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and its Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company, its Subsidiaries, its Affiliates and successors to (i) retain and maintain such records and information until the end of the 7th calendar year following the Closing Date, and (ii) allow Seller to inspect, review and make copies of such records and information as Seller or agent and Representative of Seller may deem necessary or appropriate from time to time.

(f) Contest Provisions. Seller shall promptly notify Buyer in writing upon receipt by Seller, and Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates, or the Company or any of its Subsidiaries, of written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities of the Company or its Subsidiaries or Seller for periods or portions thereof ending on or including the Closing Date, including the Pre-Closing Straddle Period (“Tax Proceeding”), provided, that failure to provide notice of a Tax Proceeding shall not relieve any Party of its obligations pursuant to this Agreement except to the extent such Party was materially prejudiced by such failure. Buyer shall afford Seller, at the Seller’s expense, the opportunity to control the conduct of such Tax Proceeding and Buyer shall have the right to attend or participate in such Tax Proceeding; provided, that Buyer and Seller shall jointly control any Tax Proceeding that relates to a Pre-Closing Straddle Period. Seller shall not settle, compromise or concede any such Tax Proceeding without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. Buyer shall execute and deliver to Seller a power of attorney granting Seller the authority to control the conduct of such Tax Proceeding.

(g) Transfer Taxes. Seller and Buyer will each pay one-half of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company or any of its Subsidiaries or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Seller shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by law to be filed by Buyer), and Buyer agrees to cooperate with Seller in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(h) Refunds and Credits. Any refunds or credits of Taxes of the Company or any of its Subsidiaries plus any interest received with respect thereto (net of any Taxes imposed on such interest) from the applicable Taxing Authority for any Pre-Closing Tax Period (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall be for the account of Seller to the extent such refund or credit of Tax was not already taken into account for purposes of Net Working Capital or otherwise pursuant to this Agreement, and shall be paid by Buyer to Seller within ten (10) days after Buyer or the Company or any of its Subsidiaries receives such refund or after the relevant Tax Return is filed in which a credit is applied against Buyer’s, the Company’s or any of its Subsidiary’s, or any of their successor’s liability for Taxes. In each case, such remittance to Seller shall be net of any reasonable costs or expenses incurred by Buyer or the Company or any Subsidiary in obtaining such refund or credit. If any refunds or credits or any related interest previously paid to Seller pursuant to this Section 9.09(h) is required to be repaid to a Taxing Authority or is subsequently disallowed by a Taxing Authority, Seller shall be required to repay to Buyer such previously paid amounts.

(i) Purchase Price Allocation. The parties hereto acknowledge that the sale of the Securities pursuant to this Agreement will be treated for U.S. federal Income Tax purposes as an “applicable asset acquisition” as defined in Section 1060 of the Code, and that Buyer and Seller will be required to allocate the sum of the Aggregate Closing Cash Consideration, any liabilities assumed, and any other relevant items (such as capitalizable costs) among the assets held under state law by the Company and its Subsidiaries in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). As soon as practicable after the Closing Date, but no later sixty (60) days thereafter, Seller shall deliver to Buyer a proposed Allocation. Within thirty (30) days after the receipt of such proposed Allocation, Buyer will submit to Seller in writing any proposed changes to the Allocation or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld, conditioned or delayed (and in the event no such changes are proposed in writing to Seller within such period of time, Buyer will be deemed to have agreed to, and accepted, the Allocation). If the Allocations are not in agreement, within thirty (30) days after the delivery of the last of the two Allocations, the parties will in good faith discuss the basis for and differences in their proposed allocations, neither party being required to conform its Allocation to the Allocation prepared by the other party. Each party shall deliver to the other party a copy of the Allocation filed with its federal income tax return upon filing the return.

9.10. Further Assurances. From time to time, as and when requested by any party and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement or any Ancillary Agreement.

ARTICLE 10.

DEFINITIONS

10.01. Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“AAC Common Stock” means the common stock, par value $0.001 per share, of AAC Holdings, Inc., a Nevada corporation.

“Accounting Firm” has the meaning set forth in Section 1.02(e).

“Acquisition Proposal” has the meaning set forth in Section 6.05(a).

“Action” means any action, audit, investigation, proceeding, arbitration, complaint, petition, suit or other similar proceeding, whether civil or criminal, at law or in equity, in each case, before any Governmental Body.

“AEBITDA” has the meaning set forth in the AEBITDA Schedule.

“AEBITDA Earnout Payment” has the meaning set forth in the AEBITDA Schedule.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Closing Cash Consideration” has the meaning set forth in Section 1.02(a).

“Agreed Accounting Principles” means GAAP. For further clarification, if alternative methodologies exist for calculating asset and liability balances under GAAP, the methodology utilized by the Company in preparing Net Working Capital at the Closing pursuant to Section 1.02(b) will be employed.

“Agreement” has the meaning set forth in the Introduction.

“AHW” has the meaning set forth in Section 4.07.

“Allocation” has the meaning set forth in Section 9.09(i).

“Ancillary Agreements” means the Escrow Agreement, the Note and the Releases.

“ARI” has the meaning set forth in Section 4.07.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Buyer” has the meaning set forth in the Introduction.

“Buyer Fundamental Representations” has the meaning set forth in Section 9.03(c).

“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).

“Buyer’s Notice” has the meaning set forth in Section 6.10(c).

“Buyer’s Representatives” has the meaning set forth in Section 6.02.

“Cash Floor” means Sixty Five Million Dollars ($65,000,000).

“Cash on Hand” means, with respect to the Company and its Subsidiaries, as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby) all cash, all cash equivalents, all restricted cash, marketable securities and deposits with third parties (including landlords), in each case determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or any Subsidiary thereof.

“Cash Portion” has the meaning set forth in Section 1.02(a)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means, the direct or indirect sale, exchange, conveyance or other disposition of at least fifty percent (50%) of the capital stock of one or more of the Company (whether by merger, consolidation, reorganization or otherwise) or the acquisition of all, or substantially all, of the assets of one or more of the Company and/or its Subsidiaries, in each case, in a single transaction or series of transactions.

“Claiming Party” has the meaning set forth in Section 9.05.

“Closing” has the meaning set forth in Section 1.03.

“Closing AEBITDA” has the meaning set forth on the AEBITDA Schedule.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Statement” has the meaning set forth in Section 1.02(d).

“Closing Stock Consideration” has the meaning set forth in Section 1.01(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Introduction.

“Company Intellectual Property” means any Intellectual Property that is used or held for use by the Company or any Subsidiary for the conduct of the business as currently conducted and as proposed to be conducted, including without limitation all (1) Company-Owned Intellectual Property, and (2) any licenses or rights to Intellectual Property granted pursuant to the IP Licenses.

“Company-Owned Intellectual Property” has the meaning set forth in Section 4.13(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“Cost Reports” has the meaning set forth in Section 4.18(d).

“D&O Provisions” has the meaning set forth in Section 7.03(a).

“Deadline” has the meaning set forth in Section 6.08.

“Debt Financing” has the meaning set forth in Section 6.08.

“Debt Financing Commitment Letter” has the meaning set forth in Section 6.08.

“Debt Financing Engagement Letter” has the meaning set forth in Section 6.08.

“Deductible” has the meaning set forth in Section 9.02(b)(ii).

“Defending Party” has the meaning set forth in Section 9.05.

“Deposit” has the meaning set forth in Section 1.01(b).

“Disputed Items” has the meaning set forth in Section 1.02(e).

“End Date” has the meaning set forth in Section 8.01(f).

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, common law, and all judicial and administrative orders and determinations that are binding upon the Company or its Subsidiaries, concerning pollution or protection of the environment, including all those relating to the use, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means an entity (whether or not incorporated) required to be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 1.04(a).

“Escrow Agent” has the meaning set forth in Section 1.04(a).

“Escrow Agreement” means that certain escrow agreement, by and among Buyer, Seller and the Escrow Agent, in the form attached hereto as Exhibit B.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the value of the Escrowed Shares minus the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Escrowed Shares” has the meaning set forth in Section 1.04(a).

“Estimated Aggregate Closing Cash Consideration” has the meaning set forth in Section 1.02(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Aggregate Closing Cash Consideration” has the meaning set forth in Section 1.02(f).

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Financing Sources” has the meaning set forth in Section 6.09.

“Fundamental Representations” has the meaning set forth in Section 9.02(c).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.

“Governmental Approvals” has the meaning set forth in Section 7.04(a).

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Governmental Programs” mean the Medicare and Medicaid programs under Titles XVIII and XIX of the Social Security Act (42 U.S.C. 1395 et seq., and 42 U.S.C. 1396 et. seq.), CHAMPUS/TRICARE, and other similar federal, state and local programs for which the federal government pays, in whole or in part, directly or indirectly, for the provision of services or goods to beneficiaries of the applicable program.

“Hazardous Substance” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, mold, fungus, radioactive materials, PCBs and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in Losses, under Environmental Laws.

“Health Care Laws” means any federal, state, local or municipal constitution, treaty, statute, law, rule, regulation, code, ordinance, principle of common law, judgment, decree, Order, injunction, administrative interpretation, writ, directive or any other requirement or restriction of any Governmental Body, related to the regulation of the healthcare industry (including, but not limited to, the addiction treatment industry, the behavioral health industry, the hospital and other health care facilities industry, the pharmaceuticals industry, the diagnostic or clinical laboratory industry, and the physician practice management industry), including: (i) federal, state and local licensure, permit, registration, and regulatory requirements and requirements applicable to the regulation of healthcare professionals; (ii) the Federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq. and all rules and regulations of the United States Drug Enforcement Administration; (iii) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and standards of the United States Food and Drug Administration (the “FDA”), and the regulations promulgated thereunder, along with any related state laws and regulations including any such rules and regulations of the state boards of pharmacy, state departments of health and state controlled substance agencies, and state laws governing the maintenance and transfer of prescription drug pedigrees, or requirements for authorized distributors of record and secondary distributors, and all rules and regulations of the FDA; (iv) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), including, the Stark Law; (v) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1 - 1396w-5 (the Medicaid statute); (vi) HIPAA and 42 CFR Part 2; (vii) the criminal penalties for acts involving Federal health care programs law, 42 U.S.C. § 1320a-7b, including the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (viii) the Civil False Claims Act, 31 U.S.C. §§3729 et seq. (the “Civil False Claims Act”); (ix) the Criminal False Claims Act, 18 U.S.C. §287 (together with the Civil False Claims Act, the “False Claims Act”); (x) the False Statements Relating to Health Care Matters Act, 18 U.S.C. §1035; (xi) the Health Care Fraud Act, 18 U.S.C. §1347; (xii) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (xiii) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 8701-07; (xiv) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a and the criminal penalties for acts involving Federal health care programs law, 42 U.S.C. § 1320a-7b; (xv) the Exclusion Laws, 42 U.S.C. § 1320a-7; (xvi) the Patient Protection and Affordable Care Act, Public Law 111-148; (xvii) all regulations, rules, interpretations, Orders or decrees issued under or in connection with any of the foregoing by any Governmental Body; (xviii) all laws, rules, regulations, codes, and ordinances concerning patient charges; insurance fraud; waiver of copayments or cost sharing obligations; (xix) all laws, rules, regulations, codes, and ordinances relating to the practice of medicine, the corporate practice of medicine, fee splitting and telemedicine; (xx) all laws, rules, regulations, codes, and ordinances governing, regulating or pertaining to the payment for healthcare related items or services; and (xxi) all regulations promulgated pursuant to any statue or law listed or referenced above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009, and all regulations, rules, interpretations and Orders promulgated thereunder.

“Holdings” has the meaning set forth in the Introduction.

“Holdings Credit Agreement” has the meaning set forth in Section 6.08.

“Holdings Financial Statements” has the meaning set forth in Section 5.11(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local, or foreign Tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means, with respect to the Company and its Subsidiaries, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, expenses payable in connection therewith and premiums) (a) for borrowed money (including overdraft facilities); (b) evidenced by notes, bonds, debentures or similar contractual obligations; (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business); (d) under capital leases required to be capitalized in accordance with GAAP, including any breakage costs, penalties or fees or other similar amounts payable in connection with any capitalized leases to the extent due and payable at Closing; (e) in respect of letters of credit, note purchase facility and bankers’ acceptances, to the extent drawn; (f) in respect of deferred compensation for services; (g) derivatives, swaps or exchange agreements and all such breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing; (h) all indebtedness or liabilities secured by a security interest other than the leased personal property and equipment set forth in the Permitted Liens Schedule; (i) all liabilities and obligations for the deferred purchase price of property or services, whether contingent or absolute, in any form; (j) in respect of change of control payments, severance obligations, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar liabilities payable in connection with the transactions contemplated hereby or otherwise owed in any form to any former employee; (k) all obligations and liabilities under securitization or receivables factoring arrangements or transactions; and (l) all obligations and liabilities under any guarantees of any of the obligations described in clauses (a) through (k) above of any other Person. Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations between or among the Company or any of its Subsidiaries.

“Indemnified Persons” has the meaning set forth in Section 7.03(a).

“Intellectual Property” means collectively all intellectual property rights arising from or in respect of the following in any jurisdiction throughout the world on the date hereof: (a) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, including the underlying inventions and rights in designs, whether registered or unregistered; (b) all trademarks, service marks, trade names, service names, brand names, Internet domain names, and trade dress rights, and all applications, registrations and renewals thereof and all goodwill associated therewith and the right to recover for past, present, and future infringement thereof; (c) copyrights and registrations and applications therefor, works of authorship and mask work rights; and (d) trade secrets and legal rights therein and other confidential information, including without limitation any know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information, data, research, methods, procedures, proprietary technology, operating and maintenance manuals, customer and supplier lists, pricing and cost information, financial data, marketing and business data, and strategic business and development plans.

“IP License(s)” means all contracts, licenses, and agreements pursuant to which Company or any Subsidiary is a party and (i) has acquired or licensed rights in (including usage rights) or to any third-party Intellectual Property; or (ii) has licensed or transferred the right to use any Company-Owned Intellectual Property to any Person.

“IT Assets” has the meaning set forth in Section 4.13(f).

“Knowledge of the Buyer” or “the Buyer’s Knowledge” has the meaning set forth in Section 11.04(b).

“Knowledge of the Company” or “the Company’s Knowledge” has the meaning set forth in Section 11.04(a).

“Latest Balance Sheet” has the meaning set forth in Section 4.05(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Law” means any federal, state, local, municipal, foreign, Order, constitution, law, ordinance, rule, regulation, statute or treaty or other legal requirement.

“Leased Property” has the meaning set forth in Section 4.09(a).

“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction.

“Loss(es)” has the meaning set forth in Section 9.02(a).

“MA DPH” has the meaning set forth in Section 4.03(a).

“Material Adverse Effect” means any event, circumstance, occurrence, state of facts or development which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect upon the business, properties, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries taken as a whole, except any adverse effect attributable to or resulting from (a) general business or economic conditions affecting the industry in which the Company operates; (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d)

changes in GAAP; (e) changes in Laws, Orders or other binding directives issued by any Governmental Body; or (f) the taking of any action contemplated by this Agreement, the Ancillary Agreements or the other agreements contemplated hereby or the announcement of this Agreement, the Ancillary Agreements, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, provided that any such announcement is made in compliance with the terms of this Agreement; provided, however that, in the cases of clauses (a), (b), (d), (d) and (e), any such development, effect, event, change, occurrence or circumstance may constitute a Material Adverse Effect and may be taken into consideration in determining whether there has been a Material Adverse Effect in the event such development, effect, event, change, occurrence or circumstance adversely affects, or would reasonably be expected to adversely affect, the business, results of operations, properties, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to the other participants in the industries in which they operate.

“Material Contract(s)” has the meaning set forth in Section 4.12(c).

“MHPC” has the meaning set forth in Section 4.03.

“Minimum Cash Balance” has the meaning set forth in Section 2.02(f).

“Minor Claim” has the meaning set forth in Section 9.02(b)(i).

“National Provider Identifier” means the identification number for covered health care providers under HIPAA.

“Net Working Capital” means (a) all current assets (excluding Cash on Hand, Tax assets, and receivable for split dollar insurance policy on shareholders) of the Company and its Subsidiaries as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), minus (b) all current liabilities (excluding any items constituting Indebtedness and Tax liabilities and liability of salary accrual to senior management) of the Company and its Subsidiaries as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), in each case calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the determination of Estimated Aggregate Closing Consideration and Final Aggregate Closing Consideration and the preparation of the Closing Statement will take into account only those components (i.e., line items) and adjustments used in calculating the Net Working Capital Target. Further to the preceding sentence, the calculation of Estimated Aggregate Closing Consideration will be determined, and any such calculation of Final Aggregate Closing Consideration on the Closing Statement will be determined, in accordance with the Agreed Accounting Principles (and without any change in or introduction of any new reserves), and without duplication to any items counted in the computation of Seller Transaction Expenses. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.

“Net Working Capital Target” means One Million Four Hundred Thousand Dollars ($1,400,000).

“New Defects” has the meaning set forth in Section 6.10(c).

“New Defects Objection” has the meaning set forth in Section 6.10(c).

“NYSE” has the meaning set forth in Section 1.01(a).

“Objections Statement” has the meaning set forth in Section 1.02(e).

“Order” means any writ, judgment, decree, notice, ruling, opinion, stipulation, determination, injunction or similar order or award of any arbitrator, mediator or Governmental Body (in each such case whether preliminary or final).

“Owned Real Property” has the meaning set forth in Section 4.09(a).

“Pension Plans” has the meaning set forth in Section 4.15(a).

“Permits” has the meaning set forth in Section 4.10.

“Permitted Encumbrances” has the meaning set forth in Section 6.10(d).

“Permitted Liens” means each of the following that are not, individually or in the aggregate, materially adverse: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries, subject to any right to prorate Taxes as provided in this Agreement; (b) mechanic’s, carriers’, workers’, repairers’ and similar common law and statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and for which adequate reserves or other appropriate provisions are being maintained; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property; (e) public roads and highways; (f) matters which would be disclosed by an inspection or accurate survey of the Real Property; (g) Liens and other encumbrances on Leased Property arising from the provisions of Real Property Leases; (h) statutory or common law Liens to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements arising or incurred in the ordinary course of business; and (i) those matters identified on the attached Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.

“Personal Information” means any information that identifies a specific natural person, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords; (b) Protected Health Information as defined under HIPAA; and (c) any information pertaining to an individual that is regulated or protected by one or more law, ordinance, statue, rule or regulation.

“Plans” has the meaning set forth in Section 4.15(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Straddle Period” has the meaning set forth in Section 9.09(c).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, the portion of any Straddle Period up to and including the Closing Date and any taxable period of Seller.

“Program Agreement” has the meaning set forth in Section 4.18(e)

“Real Property” has the meaning set forth in Section 4.09(a).

“Real Property Leases” has the meaning set forth in Section 4.09(a).

“Release” has the meaning set forth in Section 2.02(c)(vi).

“Reports” has the meaning set forth in Section 5.11(a).

“Required Information” means all financial and all other information (including historical financial statements and pro forma financial statements and data) regarding the Company and its Subsidiaries (including with respect to any acquired entities) reasonably required or requested by Buyer or its Financing Sources.

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, professional advisors or other representatives.

“Restrictive Covenant Agreements” has the meaning set forth in Section 2.02(c)(vii).

“RI DOH” has the meaning set forth in Section 4.03(a).

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.11(d).

“SEC” means the Securities and Exchange Commission.

“Securities” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Introduction.

“Seller Indemnitees” has the meaning set forth in Section 9.03(a).

“Seller Transaction Expenses” means the third party fees and expenses payable by the Company or any of its Subsidiaries arising from, incurred in connection with or incident to this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby.

“SOL Representations” has the meaning set forth in Section 9.01(a)(i).

“Specified Owned Real Property” means the Owned Real Property located at (i) 107 Lincoln Street, Worcester, MA 01065, (ii) 95 Lincoln Street, Worcester, MA 01605, (iii) 1950 Tower Hill Road, North Kingstown, RI 02852, (iv) 115 Lincoln Street, Worcester, MA 01065, (v) 6 Northampton Street, Worcester, MA 01605, and (vi) 8 Northampton Street, Worcester, MA 01605.

“Spill” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Stark Law” has the meaning set forth in Section 4.18(b).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or are or control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.

“Survey” has the meaning set forth in Section 6.10(c)(iii).

“Target AEBITDA” and “Target AEBITDA Cash Portion” have the meanings set forth on the AEBITDA Schedule.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, escheat or unclaimed property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax, including any interest, penalty or addition thereto.

“Taxing Authority” means any Governmental Body responsible for the administration or the imposition of any Tax

“Tax Proceeding” has the meaning set forth in Section 9.09(f).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Third Party Claim” has the meaning set forth in Section 9.06(a).

“Title Commitment” has the meaning set forth in Section 6.10(a)(i).

“Title Commitment Update” has the meaning set forth in Section 6.10(c).

“Title Insurer” has the meaning set forth in Section 6.10(a).

“Title Objection” has the meaning set forth in Section 6.10(c).

“Total Enterprise Value” has the meaning set forth in Section 1.01(a).

“Transaction Tax Deductions” has the meaning set forth in Section 9.09(d).

“Transfer Taxes” has the meaning set forth in Section 9.09(g).

“Welfare Plans” has the meaning set forth in Section 4.15(a).

“Working Capital Escrow Amount” has the meaning set forth in Section 1.04(b).

10.02. Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(d) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(e) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 11.

MISCELLANEOUS

11.01. Press Releases and Communications. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing contained herein will limit any party from making (or require the other party’s consent to) any announcements, statements or acknowledgments that such party is required by applicable Law to make, issue or release. Subject to and without limiting the foregoing, the parties agree that (a) the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a press release of Holdings with the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) any press releases or other public disclosures related to this Agreement or the transactions contemplated hereby at or after the Closing shall, if at all, be made (i) by Holdings with the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, or (ii) by Seller with the prior written consent of Holdings, which consent shall not be unreasonably withheld, conditioned or delayed.

11.02. Expenses. Except as otherwise expressly provided herein (including Section 2.03(f)), Buyer and Seller will each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

11.03. Prevailing Party. In the event of a dispute between any of the parties with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith will be entitled to recover from such other party its costs and expenses, including, without limitation, reasonable legal fees and associated court costs.

11.04. Knowledge Defined.

(a) For purposes of this Agreement, the term “the Company’s Knowledge” and/or “Knowledge of the Company” as used herein means the actual knowledge after reasonable inquiry or investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge) of the following personnel of the Company and/or Seller: David W. Hillis, David W. Hillis, Jr., Jeffrey W. Hillis, Christine Judycki-Crepeault, Patrice M. Muchowski and Joan Bertrand.

(b) For purposes of this Agreement, the term “the Buyer’s Knowledge” and/or “Knowledge of the Buyer” as used herein means the actual knowledge after reasonable inquiry or investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge) of the following executive officers of the Buyer: Michael T. Cartwright, Kirk R. Manz, Andrew W. McWilliams, Kathryn Sevier Phillips and Thomas W. Doub, Ph.D.

11.05. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered; (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid); (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Holdings or Buyer (and, after the Closing, the Company):

AAC Holdings, Inc.

AAC Healthcare Network, Inc.

c/o American Addiction Centers, Inc.

200 Powell Place

Brentwood, Tennessee 37027

Attention: Chairman and Chief Executive Officer

  Chief Legal Officer, General Counsel and Secretary

E-mail: michael@contactaac.com

  ksphillips@contactaac.com

with a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attention: Howard H. Lamar III

  Laura R. Brothers

Facsimile: (615) 742-2709

E-mail: hlamar@bassberry.com

lbrothers@bassberry.com

Notices to Seller:

AdCare Holding Trust

Attention: David Hillis, Sr.

c/o Andrew B.O’Donnell, Esq.

Mirick, O’Connell, DeMallie & Lougee, LLP

100 Front Street

Worcester, Massachusetts 01608-1477

Facsimile: (508) 983-6284

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Pope, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention: Deborah Daccord, Esq.

Facsimile: (617) 542-2241

E-mail: dadaccord@mintz.com

Notices to the Company (prior to the Closing):

AdCare, Inc.

107 Lincoln Street

Worcester, Massachusetts 10605

Attention: David Hillis, Sr.

Facsimile: (617) 542-2241, c/o Deborah Daccord, Esq.

and:

Mintz, Levin, Cohn, Ferris, Glovsky and Pope, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention: Deborah Daccord, Esq.

Facsimile: (617) 542-2241

E-mail: dadaccord@mintz.com

11.06. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign this Agreement to any Subsidiary of Buyer or to any Financing Source or any Subsidiary or Affiliate thereof as security for obligations to such Financing Source in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or Financing Source will in any way affect Buyer’s obligations or liabilities under this Agreement or the Ancillary Agreements to which Buyer is party, including, without limitation, the obligation to make payments under the Note.

11.07. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.

11.08. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The information contained in this Agreement and in the disclosure schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

11.09. Amendment and Waiver. Subject to Section 6.09, any provision of this Agreement or the disclosure schedules or Exhibits may be amended or waived only in a writing signed by Buyer, the Company and Seller. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

11.10. Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and each Ancillary Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.11. Counterparts. This Agreement may be executed in multiple counterparts (including by means of electronically transmitted signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

11.12. Governing Law. Except as set forth in Section 6.09, all matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

11.13. Consent to Jurisdiction and Service of Process. Except as set forth in Section 6.09, the parties to this Agreement submit to the exclusive jurisdiction of the state courts located in the State of Delaware or the courts of the United States located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any Action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper. Service of process with respect thereto may be made upon Buyer by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.05.

11.14. Waiver of Jury Trial. Except as set forth in Section 6.09, each party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each such party understands and has considered the implications of this waiver; (c) each such party makes this waiver voluntarily; and (d) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 11.14.

11.15. No Third Party Beneficiaries. No Person other than the parties will have any rights, remedies, obligations or benefits under any provision of this Agreement, other than Sections 9.02 and 9.03 (to the extent provided therein), except for the directors and officers of the Company and its Subsidiaries solely with respect to Section 7.03 and except, for the Financing Sources, as provided in Section  6.09.

11.16. Representation of the Seller and its Affiliates. Buyer agrees, on its own behalf and on behalf of Buyer Indemnitees, that, following the Closing, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. prior to the Closing Date of the Company or any Subsidiaries. Buyer and the Company (and the Company shall cause its Subsidiaries to) hereby (a) waive any claim they have or may have that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute in connection with any matters related to this Agreement or any Ancillary Agreement and the transaction contemplated hereby or thereby arises after the Closing between Buyer, the Company or any Subsidiary, on the one hand, and Seller and its Affiliates, on the other hand, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may represent Seller or any of its Affiliates in such dispute even though the interests of such

Person(s) may be directly adverse to Buyer and/or the Company or any of its Subsidiaries. Buyer and the Company also further agree that, as to all communications among Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or other counsel to the Seller or its Subsidiaries) and the Company, any Subsidiaries and Seller or its Affiliates and Representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or the Company or any of its Subsidiaries. Buyer, the Company and/or any of their Affiliates shall not attempt to control or access, examine or use such privileged communications of Seller, including any electronic versions or copies of such communications. Notwithstanding the foregoing, (a) in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a third party other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege or the work product doctrine to prevent disclosure of confidential communications by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller; (b) nothing contained in this Section 11.16 shall be deemed a waiver by Buyer over any applicable privileges or protections, including, but not limited to, the attorney-client privilege or the work product doctrine, that can or may be asserted to prevent disclosure to any third party of any pre-Closing communications between or among Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or other counsel to Seller or its Subsidiaries), the Company or the Seller; (c) nothing herein shall prevent Buyer from requesting, using or accessing all communications between or among Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Company, or the Seller in connection with any Claim arising under or in connection with this Agreement or the transactions contemplated hereby or otherwise, so long as such communications are not subject to the attorney-client privilege or work product doctrine protection; and (d) in the event that a dispute or investigation or audit arises after the Closing between Buyer or the Company, on the one hand, and a third party, on the other hand, Buyer and the Company shall notify Seller if Buyer or the Company requires access to any privileged or protected pre-Closing communications between Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and the Company and/or the Seller in order to assist the Buyer’s or the Company’s response to or defense of the third-party claim, investigation, or audit, and such access shall not unreasonably be refused.

11.17. Conflict Between Transaction Documents. The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

11.18. Specific Performance. Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise for any breach of this Agreement by the other party, that the non-breaching party would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the non-breaching party shall be entitled to specific performance and injunctive or other equitable relief (without proof of damages) as a remedy for any such breach or threatened breach, without posting any bond, security or other undertaking. In the event of any Action by any party to enforce this Agreement, the other party hereby waives the defense that there is an adequate remedy at law. Notwithstanding the foregoing, it is explicitly agreed that (a) Seller shall be entitled to seek an injunction or specific performance of Buyer’s obligation to cause Buyer to consummate the Closing in accordance with Section 1.03 only in the event that (i) all conditions in Sections 2.01 and 2.02 have been satisfied (except for those conditions which by their terms are to be satisfied at the Closing; provided, that such conditions which by their terms are to be satisfied at the Closing would occur) and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing is required to occur pursuant to Section 1.03; (ii) the full amount of the Debt Financing has been funded in accordance with the terms thereof or will be funded at Closing in accordance with the terms thereof; and (iii) the Seller has confirmed in writing that it is ready, willing and able to satisfy the conditions to Buyer’s obligation to close, and to consummate the Closing if the specific performance is granted and the Debt Financing is funded; and (b) Buyer shall only be required to close pursuant to an injunction or Order of specific performance if the Debt Financing shall simultaneously be funded or previously has been funded. For the avoidance of doubt, in no event shall the foregoing be deemed to limit in any way the Seller’s right to specific performance or equitable remedies to any of the Buyer’s other agreements or obligations hereunder.

*        *        *         *

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement on the day and year first above written.

COMPANY:

ADCARE, INC.

By:	/s/ David W. Hillis
Name:	David W. Hillis
Its:	President

HOLDINGS:

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Its:	Chairman and Chief Executive Officer

BUYER:

AAC HEALTHCARE NETWORK, INC.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Its:	Chairman and Chief Executive Officer

SELLER:

ADCARE HOLDING TRUST

By:	/s/ David W. Hillis
Name:	David W. Hillis
Its:	Trustee